                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                                 CONAGRA, INC.,


                            CAG ACQUISITION SUB, INC.

                                       AND


                         INTERNATIONAL HOME FOODS, INC.








                            DATED AS OF JUNE 22, 2000


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                                TABLE OF CONTENTS

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ARTICLE I       THE MERGER ...................................................2

Section 1.1     The Merger ...................................................2
Section 1.2     Closing ......................................................3
Section 1.3     Effective Time ...............................................3
Section 1.4     Certificate of Incorporation..................................3
Section 1.5     By-Laws.......................................................3
Section 1.6     Directors and Officers........................................4

ARTICLE II      CONVERSION OF SHARES .........................................4

Section 2.1     Conversion of Shares .........................................4
Section 2.2     Exchange Procedures ..........................................5
Section 2.3     Dividends; Transfer Taxes; Withholding .......................6
Section 2.4     Fractional Shares ............................................7
Section 2.5     Undistributed Exchange Fund...................................7
Section 2.6     Dissenting Shares ............................................7
Section 2.7     Options ......................................................8
Section 2.8     Closing of Transfer Books ...................................10
Section 2.9     Further Assurances ..........................................10

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF
                THE COMPANY .................................................10

Section 3.1     Organization and Good Standing ..............................11
Section 3.2     Certificate of Incorporation and By-Laws ....................12
Section 3.3     Capitalization ..............................................12
Section 3.4     Company Subsidiaries ........................................13
Section 3.5     Corporate Authority .........................................13
Section 3.6     Compliance with Applicable Law ..............................14
Section 3.7     Non-Contravention ...........................................14
Section 3.8     Government Approvals; Required Consents .....................15
Section 3.9     SEC Documents and Other Reports .............................15
Section 3.10    Absence of Certain Changes or Events ........................16
Section 3.11    Actions and Proceedings .....................................16
Section 3.12    Absence of Undisclosed Liabilities ..........................17
Section 3.13    Certain Contracts and Arrangements ..........................17
Section 3.14    Taxes .......................................................18
Section 3.15    Intellectual Property .......................................20
Section 3.16    Information in Disclosure Documents and Registration
                Statement ...................................................21
Section 3.17    Employee Benefit Plans; ERISA ...............................21
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                                TABLE OF CONTENTS

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Section 3.18    Environmental Matters .......................................23
Section 3.19    Affiliate Transactions ......................................25
Section 3.20    Opinion of Financial Advisor ................................25
Section 3.21    Brokers .....................................................25
Section 3.22    Fees.........................................................25
Section 3.23    Lack of Ownership of Parent Common Stock.....................26

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF
                PARENT AND MERGER SUB .......................................26

Section 4.1     Organization and Good Standing ..............................26
Section 4.2     Certificate of Incorporation and By-Laws ....................27
Section 4.3     Capitalization ..............................................27
Section 4.4     Corporate Authority .........................................28
Section 4.5     Compliance with Applicable Law...............................29
Section 4.6     Non-contravention ...........................................29
Section 4.7     Government Approvals; Required Consents .....................30
Section 4.8     SEC Documents and Other Reports .............................30
Section 4.9     Absence of Certain Changes or Events ........................31
Section 4.10    Information in Disclosure Schedule and Registration
                Statement ...................................................31
Section 4.11    Employee Benefit Plans; ERISA................................31
Section 4.12    Lack of Ownership of Company Common Stock....................32
Section 4.13    Required Vote of Parent Stockholders.........................32
Section 4.14    Absence of Undisclosed Liabilities...........................32

ARTICLE V       CONDUCT OF BUSINESS PENDING THE MERGER ......................32

Section 5.1     Conduct of Business by the Company Pending the Merger .......32
Section 5.2     Conduct of Business by the Parent Pending the Closing........35

ARTICLE VI      ADDITIONAL AGREEMENTS .......................................36

Section 6.1     Access and Information; Confidentiality .....................36
Section 6.2     No Solicitation .............................................36
Section 6.3     Third-Party Standstill Agreements ...........................38
Section 6.4     Registration Statement ......................................39
Section 6.5     Proxy Statements; Stockholder Approval ......................39
Section 6.6     Compliance with the Securities Act ..........................39
Section 6.7     Other Actions................................................40
Section 6.8     Public Announcements ........................................42
Section 6.9     Directors' and Officers' Indemnification and Insurance ......42
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                                TABLE OF CONTENTS

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Section 6.10    Expenses ....................................................43
Section 6.11    Listing Application .........................................44
Section 6.12    Supplemental Disclosure .....................................44
Section 6.13    Stockholder Litigation.......................................44
Section 6.14    Tax Matters..................................................44
Section 6.15    Investigation and Agreement by the Parties; No Other
                Representations or Warranties................................45
Section 6.16    Resignations.................................................46
Section 6.17    Amendment of Advisory and Oversight Agreement................46
Section 6.18    Section 16(b) Board Approval.................................46
Section 6.19    Transfer of Assets...........................................47
Section 6.20    Other Registration Statements................................47
Section 6.21    Opinion of Financial Advisor.................................47
Section 6.22    401(k) Plan Distributions....................................47

ARTICLE VII     CONDITIONS TO CONSUMMATION OF THE MERGER ....................48

Section 7.1     Conditions to Each Party's Obligation to Effect the
                Merger ......................................................48
Section 7.2     Conditions to Obligation of Parent and Merger Sub to
                Effect the Merger ...........................................48
Section 7.3     Conditions to Obligation of the Company to Effect the
                Merger ......................................................49

ARTICLE VIII    TERMINATION .................................................50

Section 8.1     Termination .................................................50
Section 8.2     Effect of Termination........................................51

ARTICLE IX      GENERAL PROVISIONS ..........................................52

Section 9.1     Amendment and Modifications .................................52
Section 9.2     Waiver ......................................................52
Section 9.3     Survivability; Investigations ...............................53
Section 9.4     Notices .....................................................54
Section 9.5     Descriptive Headings; Interpretations........................54
Section 9.6     Entire Agreement ............................................54
Section 9.7     Governing Law ...............................................54
Section 9.8     Enforcement .................................................54
Section 9.9     Counterparts ................................................55
Section 9.10    Assignment; Third-Party Beneficiaries .......................55
Section 9.11    No Recourse Against Others...................................55
Section 9.12    Severability.................................................56
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                                TABLE OF CONTENTS

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Section 9.13    Attorneys' Fees..............................................56
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Exhibit "A"     Form of Stock Voting Agreement
Exhibit "B"     Form of Registration Rights Agreement
Exhibit "C"     Form of Option Consent Letter
Exhibit "D"     Form of Affiliate Letter
Exhibit "E"     Form of Tax Opinion
Exhibit "F"     Form of Amendment to Advisory Agreement
Exhibit "G"     Form of Amendment to Oversight Agreement

                             INDEX OF DEFINED TERMS



"ACCUMULATED FUNDING DEFICIENCY" has the meaning specified in Section 3.17(b).

"ADVISORY AGREEMENT" has the meaning specified in Section 3.22(b).

"ADVISORY AGREEMENT AMENDMENT" has the meaning specified in Section 6.17.

"AFFILIATE" has the meaning specified in Section 6.6.

"AGREEMENT" shall mean this Agreement and Plan of Merger.

"ANTITRUST LAWS" has the meaning specified in Section 6.7(d).

"APPLICABLE LAW" has the meaning specified in Section 3.6.

"AVERAGE TRADING PRICE" has the meaning specified in Section 2.1(a).

"BENEFIT PLANS" has the meaning specified in Section 3.17(a).

"CAP" has the meaning specified in Section 6.9(b).

"CASHOUT OPTIONS" has the meaning specified in Section 2.7(e)(ii).

"CERTIFICATE OF MERGER" has the meaning specified in Section 1.3.

"CERTIFICATE" has the meaning specified in Section 2.1(d).

"CHARTER DOCUMENTS" has the meaning specified in Section 3.2.

"CHASE" has the meaning specified in Section 3.20.

"CLASS B STOCK" has the meaning specified in Section 4.3(a).

"CLASS C STOCK" has the meaning specified in Section 4.3(a).

"CLASS D STOCK" has the meaning specified in Section 4.3(a).

"CLASS E STOCK" has the meaning specified in Section 4.3(a).

"CLOSING" has the meaning specified in Section 1.2.



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

"CLOSING DATE" has the meaning specified in Section 1.2.

"CODE" shall have the meaning set forth in the Recitals.

"COMPANY" shall mean International Home Foods, Inc.

"COMPANY AFFILIATE" has the meaning specified in Section 9.11.

"COMPANY 10-K" has the meaning specified in Section 3.12.

"COMPANY COMMON STOCK" has the meaning specified in Section 2.1(a).

"COMPANY DISCLOSURE SCHEDULE" has the meaning specified in Article III.

"COMPANY MATERIAL ADVERSE EFFECT" has the meaning specified in Section 3.1.

"COMPANY MULTIEMPLOYER PLAN" has the meaning specified in Section 3.17(b)(ii).

"COMPANY PERMITS" has the meaning specified in Section 3.6.

"COMPANY PLAN" has the meaning specified in Section 3.17(b)(i).

"COMPANY RULE 145 AFFILIATES" has the meaning specified in Section 6.6.

"COMPANY SEC DOCUMENTS" has the meaning specified in Section 3.9(a).

"COMPANY SEVERANCE AGREEMENTS" has the meaning specified in Section 3.13(a).

"COMPANY STOCKHOLDER MEETING" has the meaning specified in Section 6.5(a).

"COMPANY VOTING DEBT" has the meaning specified in Section 3.3(c).

"CONFIDENTIALITY AGREEMENT" has the meaning specified in Section 6.1(b).

"CONSENT" has the meaning specified in Section 6.7(b).

"CONTRACT" has the meaning specified in Section 3.7.

"COSTS" has the meaning specified in Section 6.9(a).

"DGCL" has the meaning set forth in the Recitals.

"DISSENTING SHARES" has the meaning specified in Section 2.6.



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

"DOJ" has the meaning specified in Section 6.7(d).

"ECONOMIC VALUE" has the meaning specified in Section 2.7(e)(iv).

"EFFECTIVE TIME" has the meaning specified in Section 1.3.

"ENVIRONMENTAL CLAIMS" has the meaning specified in Section 3.18(g)(i).

"ENVIRONMENTAL LAWS" has the meaning specified in Section 3.18(g)(ii).

"ENVIRONMENTAL PERMITS" has the meaning specified in Section 3.18(a).

"ERISA" has the meaning specified in Section 3.17(b).

"ERISA AFFILIATES" has the meaning specified in Section 3.17(b)(iii).

"EXCHANGE ACT" has the meaning specified in Section 3.8.

"EXCHANGE AGENT" has the meaning specified in Section 2.2(a).

"EXCHANGE FUND" has the meaning specified in Section 2.2(a).

"FTC" has the meaning specified in Section 6.7(d).

"GAAP" has the meaning specified in Section 3.9(a).

"GOVERNMENTAL ENTITY" has the meaning specified in Section 3.6.

"HAZARDOUS MATERIALS" has the meaning specified in Section 3.18(g)(iii).

"HICKS MUSE STOCKHOLDERS" has the meaning specified in Section 1.1.

"HMCO" has the meaning specified in Section 3.21.

"HSR ACT" has the meaning specified in Section 3.8.

"INDEMNIFIABLE CLAIM" has the meaning specified in Section 6.9(a).

"INDEMNITEE" has the meaning specified in Section 6.9(a).

"INDEMNITEE EXPENSES" has the meaning specified in Section 6.9(a).

"INDEMNITY AGREEMENT" has the meaning specified in Section 6.9(a).



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"INTELLECTUAL PROPERTY" has the meaning specified in Section 3.15.

"IRS" has the meaning specified in Section 3.14(a).

"LIENS" has the meaning specified in Section 3.4.

"MATERIAL CONTRACTS" has the meaning specified in Section 3.13(a).

"MERGER" has the meaning set forth in the Recitals.

"MERGER CONSIDERATION" has the meaning specified in Section 2.1(a).

"MERGER SUB" shall mean CAG Acquisition Sub, Inc.

"MERGER SUB COMMON STOCK" has the meaning specified in Section 2.1(b).

"MEXICAN COMMISSION" has the meaning specified in Section 6.7(d).

"MEXICAN LAW" has the meaning specified in Section 6.7(d).

"MULTIEMPLOYER PLAN" has the meaning specified in Section 3.17(b)(ii).

"OPTION PLAN" has the meaning specified in Section 2.7(e)(i).

"OPTIONS" has the meaning specified in Section 2.7(e)(i).

"OTHER SUBSIDIARY" has the meaning specified in Section 3.1.

"OVERSIGHT AGREEMENT" has the meaning specified in Section 3.22(b).

"OVERSIGHT AGREEMENT AMENDMENT" has the meaning specified in Section 6.17.

"PARENT" shall mean ConAgra, Inc.

"PARENT CAPITAL STOCK" has the meaning specified in Section 4.3(a).

"PARENT COMMON STOCK" has the meaning specified in Section 2.1(a).

"PARENT DISCLOSURE SCHEDULE" has the meaning specified in Article IV.

"PARENT MATERIAL ADVERSE EFFECT" has the meaning specified in Section 4.1.

"PARENT OPTION PLANS" has the meaning specified in Section 4.3(a).



                                      viii
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"PARENT PERMITS" has the meaning specified in Section 4.5.

"PARENT SEC DOCUMENTS" has the meaning specified in Section 4.8.

"PENSION PLAN" has the meaning specified in Section 3.17(b)(i).

"PER SHARE CASH CONSIDERATION" has the meaning specified in Section 2.1(a).

"PER SHARE STOCK CONSIDERATION" has the meaning specified in Section 2.1(a).

"PERSON" has the meaning specified in Section 9.5.

"PREFERRED STOCK" has the meaning specified in Section 3.3(a).

"PROXY STATEMENT" has the meaning specified in Section 3.16.

"REGISTRATION RIGHTS AGREEMENT" has the meaning set forth in the Recitals.

"REGISTRATION STATEMENT" has the meaning specified in Section 3.16.

"RELEASE" has the meaning specified in Section 3.18(g)(iv).

"REPORTABLE EVENT" has the meaning specified in Section 3.17(b).

"REORGANIZATION ASSUMPTIONS" has the meaning specified in Section 6.14.

"REPRESENTATIVES" has the meaning specified in Section 6.2(a).

"REVERSE MERGER ELECTION" has the meaning specified in Section 1.1.

"ROLLOVER OPTIONS" has the meaning specified in Section 2.7(e)(iii).

"SEC" has the meaning specified in Section 3.9(a).

"SECURITIES ACT" has the meaning specified in Section 3.8.

"SHARES" has the meaning specified in Section 2.1(a).

"SIGNIFICANT SUBSIDIARY" has the meaning specified in Section 3.1.

"STOCK ACTION" has the meaning specified in Section 2.1(e).

"STOCK VOTING AGREEMENTS" has the meaning set forth in the Recitals.



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"SUBSEQUENT COMPANY SEC DOCUMENTS" has the meaning specified in Section 3.9(a).

"SUBSEQUENT PARENT SEC DOCUMENTS" has the meaning specified in Section 4.8.

"SUBSIDIARY" has the meaning specified in Section 3.1.

"SUPERIOR PROPOSAL" has the meaning specified in Section 6.2(b).

"SURVIVING CORPORATION" has the meaning specified in Section 1.1.

"TAKEOVER PROPOSAL" has the meaning specified in Section 6.2(a).

"TAX" has the meaning specified in Section 3.14(h).

"TAX OPINION" has the meaning specified in Section 6.14.

"TAX RETURNS" has the meaning specified in Section 3.14(h).

"TAXES" has the meaning specified in Section 3.14(h).

"TERMINATION DATE" has the meaning specified in Section 8.1(b).

"WELFARE PLAN" has the meaning specified in Section 3.17(b)(i).

                         AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of June 22, 2000 (this "Agreement"), by and among CONAGRA, INC., a Delaware corporation ("Parent"), CAG ACQUISITION SUB, INC., a Delaware corporation and newly formed, wholly owned subsidiary of Parent (the "Merger Sub"), and INTERNATIONAL HOME FOODS, INC., a Delaware corporation (the "Company").

RECITALS:

         (a) The Boards of Directors of Parent and the Company have each approved and deem it advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions of this Agreement; and

         (b) Subject to the election provided in Section 1.1, it is intended that the transaction be accomplished by a merger of the Company with and into Merger Sub, with Merger Sub continuing as the surviving corporation, (the "Merger"); and

         (c) As a condition and an inducement to Parent and Merger Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company, who own an aggregate of approximately 43% of the outstanding shares of Company Common Stock (as hereinafter defined), are entering into separate Stock Voting Agreements with Parent in the form of Exhibit "A" hereto (collectively, the "Stock Voting Agreements"); and

         (d) The Board of Directors of the Company has approved this Agreement and the Stock Voting Agreements and the transactions contemplated thereby in accordance with the provisions of Sections 203 and 251 of the General Corporation Law of the State of Delaware ("DGCL"), and has resolved, subject to the terms of this Agreement, to recommend the adoption of this Agreement by its stockholders in accordance with this Agreement; and

         (e) The Board of Directors of Merger Sub has unanimously approved this Agreement and the transactions contemplated hereby and has unanimously resolved, subject to the terms of this Agreement, to recommend the adoption of this Agreement by Parent, its sole shareholder; and

         (f) The Board of Directors of Parent has approved the transactions contemplated hereby as sole shareholder of Merger Sub; and

         (g) Concurrently with the execution and delivery of this Agreement, Parent is entering into a Registration Rights Agreement with certain stockholders of the Company in the form of Exhibit "B" hereto (the "Registration Rights Agreement").

         (h) The parties hereto desire, if possible, that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereto, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code (subject to the election provided in Section 1.1).

AGREEMENT:

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 THE MERGER. Upon the terms and subject to the conditions contained in this Agreement, and in accordance with the DGCL, at the Effective Time (as hereinafter defined), the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall thereupon cease, and Merger Sub shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. In accordance with Section 259 of the DGCL, all of the rights, privileges, powers, immunities, purposes and franchises of Merger Sub and the Company shall vest in the Surviving Corporation and all of the debts, liabilities, obligations and duties of Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation. In lieu of the Company being merged with and into Merger Sub, if all of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing Date (as hereinafter defined)) have been satisfied or waived, and if either (i) the Tax Opinion (as hereinafter defined) cannot be, or is not, delivered, or (ii) Parent reasonably determines in good faith that the combination of (a) the number of Company Stockholders exercising appraisal rights pursuant to Section 262 of the DGCL,
(b) the trading price of Parent Common Stock immediately prior to the Effective Time, (c) the cash portion of the Merger Consideration, and (d) the amount of cash payable in lieu of fractional shares, could result in the cash payable to or for the benefit of the Company Stockholders as a result of the Merger exceeding 60% of the total fair market value of the cash and Parent Common Stock payable and deliverable to the Company Stockholders as a result of the Merger, then, in either case, Parent shall have the right at any time prior to the Effective Time to irrevocably elect (the "Reverse Merger Election") by notice delivered to the Company, and upon the terms and subject to the conditions set forth in this Agreement, to cause the "Merger" to be a merger of Merger Sub with and into the Company at the Effective Time, in which case, following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation. If the Reverse Merger Election is made, the parties acknowledge and agree that the Merger shall not, and shall not be intended to, qualify as a reorganization under Section 368(a) of the Code.

         Section 1.2 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 1325 Avenue of the Americas, 17th Floor, New York, New York 10019-6026 , at 10:00 a.m., local time, on the second business day after the conditions set forth in Sections 7.1(a), (c) and (d) have been satisfied or on such other date and at such other time and place as Parent and the Company shall agree (the date on which the Closing actually occurs being referred to herein as the "Closing Date").

         Section 1.3 EFFECTIVE TIME. The Merger shall become effective at the time of filing of, or at such later time specified in, a properly executed certificate of merger (the "Certificate of Merger"), in the form required by and executed in accordance with the DGCL, filed with the Secretary of State of the State of Delaware, in accordance with the provisions of Section 251 of the DGCL. Such filing shall be made contemporaneously with, or immediately after, the Closing. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Merger shall become effective.

         Section 1.4 CERTIFICATE OF INCORPORATION. Unless the Reverse Merger Election is made, from and after the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Applicable Law (as hereinafter defined); provided, however, that Article I of such Certificate of Incorporation shall be amended to read in its entirety as follows: "The name of this Corporation is "International Home Foods, Inc." If the Reverse Merger Election is made, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

         Section 1.5 BY-LAWS. From and after the Effective Time, the By-Laws of Merger Sub in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with Applicable Law, provided that if the Reverse Merger Election is made, the By-Laws of the Company in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with Applicable Law.



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

         Section 1.6 DIRECTORS AND OFFICERS. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law. The officers of the Company at the Effective Time shall become the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

                                   ARTICLE II

                              CONVERSION OF SHARES

         Section 2.1 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of Company Common Stock (as defined herein) or any shares of capital stock of Merger Sub:

         (a) Each share of Common Stock, par value $.01 per share, of the Company ("Company Common Stock" or "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 2.1(c) hereof and Dissenting Shares (as defined in Section 2.6)) shall be converted into the right to receive (i) that number of validly issued, fully paid and nonassessable shares of Common Stock, par value $5.00 per share, of Parent ("Parent Common Stock"), determined by dividing $11.00 by the "Average Trading Price" (the "Per Share Stock Consideration"), which quotient shall be rounded to the nearest fifth decimal place and (ii) $11.00 in cash (the "Per Share Cash Consideration"). For purposes of this Agreement, "Average Trading Price" shall mean the average closing price of Parent Common Stock on the NYSE Composite Transactions List (as reprinted by The Wall Street Journal) for the ten (10) full trading days ending on the fifth (5th) full trading day immediately preceding the Closing Date, provided, however, in no event shall the Average Trading Price (x) be greater than $22.00; nor (y) be less than $18.00. For purposes of this Agreement, "Merger Consideration" shall mean the Per Share Stock Consideration and the Per Share Cash Consideration to which holders of shares of Company Common Stock are entitled pursuant to this Section 2.1(a).

         (b) Each share of common stock, par value $.01, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one duly issued, validly authorized, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

         (c) All Shares that are owned by the Company as treasury stock shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.



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

         (d) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and, except as otherwise provided in Sections 2.1(c) and 2.6, each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration and any dividends or other distributions to which holders become entitled all in accordance with this Agreement upon the surrender of such Certificate.

         (e) If between the date of this Agreement and the Effective Time, the Parent shall split, combine or otherwise reclassify the Parent Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock, or otherwise change the Parent Common Stock into other securities, or make any other such stock dividend or distribution in capital stock of Parent in respect of the Parent Common Stock (collectively a "Stock Action"), the Average Trading Price and the maximum and minimum limits on the adjustment of the Average Trading Price set forth in clauses (x) and (y) of Section 2.1(a), each shall be correspondingly adjusted to reflect such Stock Action, upon surrender of the certificate formerly representing Shares in the manner provided in Section 2.2 hereof.

         Section 2.2 EXCHANGE PROCEDURES.

         (a) Parent shall designate a bank or trust company to act as Exchange Agent hereunder (the "Exchange Agent"). Immediately following the Effective Time, but no later than the next business day, Parent shall deliver, in trust, to the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, (i) cash in an amount necessary to make any cash payment due under Sections 2.1(a) and 2.4 hereof, and (ii) certificates evidencing the shares of Parent Common Stock issuable pursuant to Section 2.1(a) in exchange for outstanding Shares. The cash and the certificates evidencing the shares of Parent Common Stock delivered to the Exchange Agent pursuant to this Section 2.2(a) and comprising the Merger Consideration shall be hereinafter referred to as the "Exchange Fund". The Exchange Agent shall invest any cash included in the Exchange Fund in one or more bank accounts or in high-quality, short-term investments, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments will be paid to Parent.

         (b) As soon as practicable after the Effective Time, but in no event more than five business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of Certificates (i) a form of letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (ii) instructions for use in surrendering such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (A) that number of shares of Parent Common Stock equal to the product of the Per Share Stock Consideration multiplied by the number of Shares formerly represented by the surrendered Certificate; provided, however, that each holder shall receive cash in lieu of any fractional share of Parent Common Stock to which such holder would otherwise be entitled pursuant to Section 2.4 hereof, (B) any amounts to which the holder is entitled pursuant to Section 2.3 hereof after giving effect to any required tax withholdings, and (C) payment by check of an amount equal to the product of the Per Share Cash Consideration multiplied by the number of Shares formerly represented by the surrendered Certificate, after giving effect to any required tax withholding, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. In no event shall the holder of any such surrendered Certificate be entitled to receive interest on any cash to be received in the Merger.

         (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

         (d) At the Closing and immediately after the Effective Time, any Company Rule 145 Affiliate, and any affiliate of any Company Rule 145 Affiliate, shall be entitled to surrender any Certificates and Options held by such person in exchange for (i) certificates of Parent Common Stock representing the stock portion of the Merger Consideration to which such person is entitled, (ii) payment by wire transfer of immediately available funds of the cash portion of the Merger Consideration to which such person is entitled and (iii) in respect of such surrendered Options, the cash that such person is entitled pursuant to
Section 2.7 hereof.

         Section 2.3 DIVIDENDS; TRANSFER TAXES; WITHHOLDING. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof who became such on or after the Effective Time, shall be paid to any person entitled by reason of the Merger to receive certificates representing shares of Parent Common Stock, until such person shall have surrendered its Certificate(s) as provided in
Section 2.2 hereof. Subject to applicable law, there shall be paid to each person receiving a certificate representing such shares of Parent Common Stock, at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such certificate and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate representing shares of Parent Common Stock and the distribution of such cash payment in a name other than that of the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

         Section 2.4 FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to shares shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share of Parent Common Stock, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the per share closing price of Parent Common Stock on the NYSE Composite Transactions List (as reprinted by The Wall Street Journal) on the date on which the Effective Time shall occur (or, if Parent Common Stock shall not trade on the NYSE on such date, the first day of trading in Parent Common Stock thereafter) by (ii) the fractional interest in a share of Parent Common Stock to which such holder would otherwise be entitled.

         Section 2.5 UNDISTRIBUTED EXCHANGE FUND. Any portion of the Exchange Fund, together with any dividends or distributions payable in respect thereof pursuant to Section 2.3 hereof, which remains undistributed to the former holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their certificates in compliance with this Article II shall thereafter look only to Parent for payment of their claim for the applicable Merger Consideration and any dividends or distributions with respect thereto (in each case, without interest thereon). None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 2.6 DISSENTING SHARES. Each outstanding share of Company Common Stock as to which a written demand for appraisal is duly made in accordance with
Section 262 of the DGCL at or prior to the Company Stockholder Meeting and not withdrawn at or prior to the Company Stockholder Meeting and which is not voted (or consented in writing) in favor of adoption of this Agreement shall not be converted into or represent a right to receive the Merger Consideration unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost, such appraisal rights under said Section 262, at which time each such share shall be converted into the right to receive the Merger Consideration. All such shares of Company Common Stock as to which such a written demand for appraisal is so filed and not withdrawn at or prior to the Company Stockholder Meeting and which are not voted (or consented in writing) in favor of adoption of this Agreement, except any such shares of Company Common Stock the holder of which shall have effectively withdrawn or lost such appraisal rights under said Section 262, are herein referred to as "Dissenting Shares." The Company shall give Parent prompt notice upon receipt by the Company of any written demands for appraisal, withdrawal of such demands, and any other written communications delivered to the Company pursuant to said Section 262, and the Company shall give Parent the opportunity, to the extent permitted by law, to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not settle or offer to settle any such demands.

         Section 2.7 OPTIONS.

         (a) Prior to the Effective Time, the Company shall take such action as may be necessary for all Options (as hereinafter defined) granted pursuant to the Option Plan (as hereinafter defined) to be exercisable in full as of immediately prior to the Effective Time.

         (b) The Company shall take all requisite action such that, at the Effective Time, all Cashout Options (as hereinafter defined) held by each particular holder shall be canceled and such holder shall be entitled to receive from the Company, in respect of each Cashout Option, cash (subject to any applicable withholding tax) in an amount equal to the difference of (i) the product of (x) the Per Share Cash Consideration, multiplied by (y) two and (ii) the per share exercise price of such Cashout Option. From and after the Effective Time, each Cashout Option shall only represent the right to receive the cash payment provided in this Section 2.7(b).

         (c) The Company shall take all requisite action such that, at the Effective Time, all Rollover Options (as hereinafter defined) held by each particular holder shall be assumed by Parent and deemed to constitute an option to acquire, except as provided in Section 2.7(f), on the same terms and conditions, mutatis mutandis (including, without limitation adjustments for any stock dividend, subdivision, reclassification, recapitalization, split or other similar event), as were applicable under such Rollover Option prior to the Effective Time, a number of shares of Parent Common Stock equal to the product of (i) the number of shares of Parent Common Stock the holder of such Rollover Option would have been entitled to receive pursuant to the Merger had such holder exercised such Rollover Option in full immediately prior to the Effective Time (not taking into account whether or not such Rollover Option was in fact then exercisable), multiplied by (ii) two, at a price per share equal to (x) the per share exercise price for a share of Company Common Stock purchasable pursuant to such Rollover

Option as of immediately prior to the Effective Time, divided by (y) the quotient realized by dividing (1) the product of (A) the Per Share Cash Consideration, multiplied by (B) two, by (2) the Average Trading Price calculated pursuant to Section 2.1(a) and subject to the adjustment limitations contained therein.

         (d) The Company shall take all requisite action such that, at the Effective Time, there shall not be outstanding any options, warrants or other rights to acquire capital stock from the Surviving Corporation.

         (e) As used herein, the following terms shall have the following meanings:

                 (i) "Options" shall mean the options issued and outstanding as of the Effective Time granted pursuant to the Company's 1997 Stock Option Plan (the "Option Plan").

                 (ii) "Cashout Options" shall mean as to a particular holder of Options, that number of Options that represent one-half of Economic Value (as hereinafter defined) of all Options (rounded down to the nearest whole share of Company Common Stock) held by such holder. In determining which Options of a particular holder are to be treated as Cashout Options (x) to the extent possible Cashout Options shall be allocated equally to each particular grant of Options having different exercise prices and different remaining terms (provided that in the case of Options held by a person who is a party to a Company Severance Agreement, Cashout Options shall first be allocated to the Economic Value of all Options, if any, held by such person the exercisability of which is accelerated by Section 2.7(a) and second, as otherwise contemplated by this clause (x)) and (y) Options that do not have a positive Economic Value shall not be treated as a Cashout Option.

                 (iii) "Rollover Options" shall mean as to a particular holder of Options, all Options held by such holder that are not Cashout Options.

                 (iv) "Economic Value" shall mean as to each Option held by a particular holder the difference between (x) the per share exercise price thereunder for a share of Company Common Stock, determined as of immediately prior to the Effective Time, and (y) the product of (1) the Per Share Cash Consideration, multiplied by (2) two.

         (f) From and after the Effective Time, the Parent and the Surviving Corporation shall be deemed to have waived and hereby agree not to enforce any rights that they may have in respect of Rollover Options under Section 8 of the Option Plan; provided that such waiver and agreement not to enforce such provisions shall in respect of any Rollover Options that are Incentive Options be conditioned upon the holder thereof executing and delivering to the Parent a Consent Letter in the form of Exhibit "C" hereto consenting to the treatment from and after the Effective Time of such Incentive Options as Non-Qualified Options (as defined in the Option Plan).

         (g) In the event that the exercise of any Rollover Option would result in the issuance of a fractional share of Parent Common Stock such fractional share shall be aggregated with all other fractional shares attributable to all other Rollover Options then being exercised by such holder and to the extent that a fractional share thereafter remains then, such holder shall be entitled to receive a cash payment for any such remaining fractional share based upon the last sale price per share of Parent Common Stock on the trading day immediately preceding the date of exercise. Except as contemplated by Section 2.7(f), from and after the Effective Time, Parent and the Surviving Corporation shall comply with the terms of the Option Plan.

         (h) Prior to the Effective Time, Parent shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Rollover Options in accordance with this Section 2.7. At the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 (or any successor or appropriate forms) with respect to the Parent Common Stock subject to the Rollover Options and shall use its reasonable best efforts to cause the effectiveness of such registration statement as promptly as possible (and current status of the prospectus or prospectuses contained therein) and to thereafter maintain such effectiveness for so long as any Rollover Options remain outstanding.

         Section 2.8 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to Parent, they shall be cancelled and exchanged as provided in this Article II.

         Section 2.9 FURTHER ASSURANCES. If, at any time after the Effective Time, Parent shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the disclosure schedule (each reference contained herein to such disclosure schedule qualifies the referenced representation and warranty to the extent specified therein and such other representations and warranties contained herein (regardless of whether or not such representation or warranty contains a reference to such disclosure schedule) to the extent a matter in such disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation or warranty readily apparent on its face) of the Company attached hereto (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub as follows:

         Section 3.1 ORGANIZATION AND GOOD STANDING. The Company and each Subsidiary (as hereinafter defined) that is a Significant Subsidiary (as hereinafter defined) and a corporation, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each has the corporate power and authority to carry on its business as it is now being conducted. Each Other Subsidiary (as hereinafter defined) that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each has the corporate power and authority to carry on its business as it is now being conducted, except where the failure (i) to be so organized, validly existing or in good standing, or (ii) to have such power and authority, would not reasonably be expected to have a material adverse effect, individually or in the aggregate, on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, or the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement (a "Company Material Adverse Effect"). Each other Subsidiary that is a partnership or a limited liability company is duly organized and validly existing under the laws of its jurisdiction of organization, and each has the power and authority to carry on its business as it is now being conducted, except where the failure (i) to be so organized and validly existing or (ii) to have such power and authority, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Subsidiary that is a corporation is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, a "Subsidiary" of any person means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, a "Significant Subsidiary" has the meaning assigned to such term in Regulation S-X promulgated under the Securities Act. As used in this Agreement, the term "Other Subsidiary" shall mean any Subsidiary that is not a Significant Subsidiary. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company does not have any non-corporate subsidiaries.

         Section 3.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. True, correct and complete copies of the Certificate of Incorporation and By-laws or equivalent organizational documents, each as amended to date, of the Company and each of its Significant Subsidiaries have been delivered to Parent. The Certificate of Incorporation, By-laws and equivalent organizational documents (collectively the "Charter Documents") of the Company and each of its Significant Subsidiaries are in full force and effect. Neither the Company nor any of its Significant Subsidiaries is in violation of any provision of its Charter Documents. The Charter Documents of each Subsidiary that is not a Significant Subsidiary are in full force and effect, and no such Subsidiary is in violation of any provision of its Charter Documents, except where the failure of such Charter Documents to be in full force and effect, or where such violation, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         Section 3.3 CAPITALIZATION.

         (a) The authorized capital stock of the Company consists of (i) 300,000,000 shares of Common Stock, $0.01 par value, and (ii) 100,000,000 shares of preferred stock, $0.01 par value ("Preferred Stock"). As of May 31, 2000, (i) 78,530,049 shares of Company Common Stock were issued, of which 74,130,049 were outstanding and 4,400,000 shares were held in the treasury of the Company, and
(ii) 13,444,021 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options. The Company has no shares of Preferred Stock issued and outstanding. Since May 31, 2000, the Company has not issued any shares of capital stock, or any security convertible into or exchangeable for shares of such capital stock, other than the issuance of shares of Company Common Stock upon the exercise of Options and since May 31, 2000, the Company has not acquired any additional shares of Company Common Stock in treasury. There were outstanding, as of May 31, 2000, no options, warrants or other rights to acquire (including through the conversion or exchange of securities) capital stock from the Company other than the Options, representing in the aggregate the right to purchase 11,216,002 shares of Company Common Stock under the Option Plan. Except as disclosed in Section 3.3 of the Company Disclosure Schedule, no options or warrants or other rights to acquire capital stock from the Company have been issued or granted since May 31, 2000. As of May 31, 2000, the weighted average exercise price of the Options was approximately $12.158. All of the issued and outstanding Shares are, and any shares of Company Common Stock which may be issued upon the exercise of Options will be, validly issued, fully paid and nonassessable, and not subject to preemptive rights.

         (b) Except as described in Section 3.3(a) hereof: (i) no shares of capital stock or other equity securities of the Company are authorized, issued or outstanding, or reserved for issuance, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries, requiring the Company or any of its Subsidiaries to grant, issue or sell any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries by sale, lease, license or otherwise; (ii) neither the

Company nor its Subsidiaries have any obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Company or its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries (individually or in the aggregate), directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests, of any corporation, partnership, joint venture or other entity which would be material in value to the Company, except as disclosed in Section 3.3 of the Company Disclosure Schedule, and all of such investments are owned free and clear of all Liens (as hereinafter defined), except as disclosed in Section 3.3 of the Company Disclosure Schedule; and (iv) there are no voting trusts, proxies or other agreements or understandings to or by which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries.

         (c) No bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether currently or upon the occurrence of an event) on any matters on which stockholders of the Company or any of its Subsidiaries may vote ("Company Voting Debt") are issued or outstanding or subject to issuance.

         Section 3.4 COMPANY SUBSIDIARIES. Section 3.4 of the Company Disclosure Schedule sets forth a list of each Subsidiary of the Company. All of the outstanding shares of capital stock or other ownership interests in each of the Company's Subsidiaries have been validly issued, and are fully paid, nonassessable and, except as disclosed in Section 3.4 of the Company Disclosure Schedule, are owned by the Company or another Subsidiary of the Company free and clear of all pledges, claims, options, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are not subject to preemptive rights.

         Section 3.5 CORPORATE AUTHORITY.

         (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, in the case of the consummation of the Merger, subject to the adoption of this Agreement by the Company's stockholders, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, in the case of the consummation of the Merger, except for the adoption of this Agreement by the Company's stockholders, no other corporate or stockholder action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms. The preparation, filing and distribution of the Proxy Statement (as hereinafter defined) to be filed with the SEC has been duly authorized by the Board of Directors of the Company.

         (b) Prior to execution and delivery of this Agreement and the Stock Voting Agreements, the Board of Directors of the Company (at a meeting duly called and held) has (i) approved and declared advisable this Agreement, the Stock Voting Agreements, the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and all other transactions contemplated hereby or thereby the restrictions contained in Section 203 of the DGCL, (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of Company Common Stock, and (iii) determined to recommend this Agreement to the Company's stockholders for adoption at the stockholders meeting contemplated by Section 6.5(a) hereof. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a single class, is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement or to approve the Merger or the transactions contemplated hereby. The Company has taken all steps necessary to approve and irrevocably exempt the transactions contemplated by this Agreement and the Stock Voting Agreements from the provisions of Section 203 of the DGCL and from any applicable charter, organizational document or other agreement, arrangement or understanding to which the Company is a party containing any change of control, "anti-takeover" or similar provision. To the Knowledge of the Company, no other state or foreign takeover statute is applicable to the Merger or the other transactions contemplated herein.

         Section 3.6 COMPLIANCE WITH APPLICABLE LAW. (i) Each of the Company and its Subsidiaries holds, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities (as hereinafter defined) necessary for the conduct of their respective businesses ("Company Permits"), except for failures to hold or to comply with such Company Permits which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) with respect to the Company Permits, (x) no action or proceeding is pending or, to the knowledge of the Company, threatened, and (y) to the knowledge of the Company, no fact exists or event has occurred that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (iii) the business of the Company and its Subsidiaries is being conducted in compliance with all applicable laws, ordinances, regulations, judgments, decrees or orders ("Applicable Law") of any federal, state, local, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission (a "Governmental Entity"), except for violations or failures to so comply that would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iv) no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than, in each case, those which would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         Section 3.7 NON-CONTRAVENTION. Except as disclosed in Section 3.7 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license (any of the foregoing, a "Contract") binding upon the Company or any of its Subsidiaries, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-Laws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries, or (iii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such right of termination, cancellation or acceleration, violation, conflict, default, right, loss or Lien that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         Section 3.8 GOVERNMENT APPROVALS; REQUIRED CONSENTS. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) except: (i) in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any non-United States competition, antitrust and investment laws and any applicable state securities or "blue sky" law, (ii) the filing of a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the filing of notification under the Competition Act (Canada), (iv) filings under the Mexican Law (as defined in Section 6.7),
(v) the filing of Certificate of Merger with the Secretary of State of the State of Delaware, (vi) such consents, approvals, authorizations, permits, filings and notifications listed in Section 3.8 of the Company Disclosure Schedule, (vii) filing required by the NYSE, (viii) filings required in connection with Company Permits, (ix) in connection, or in compliance, with the provisions of federal, state, local and foreign tax law and (x) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         Section 3.9 SEC DOCUMENTS AND OTHER REPORTS. The Company has filed all documents required to be filed prior to the date hereof by it and its Subsidiaries with the Securities and Exchange Commission (the "SEC") since November 19, 1997 (the "Company SEC Documents"). Except as set forth in Section
3.9 of the Company Disclosure Schedule, as of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents complied, and all documents required to be filed by the Company with the SEC after the date hereof and prior to the Effective Time (the "Subsequent Company SEC Documents"; provided, however, that the Subsequent Company SEC Documents shall not include the Proxy Statement) will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and none of the Company SEC Documents contained, and the Subsequent Company SEC Documents will not contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. The consolidated financial statements (including related notes) of the Company included in the Company SEC Documents fairly present in all material respects, and the consolidated financial statements (including related notes) of the Company included in the Subsequent Company SEC Documents will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal and recurring year-end audit adjustments which were not, and, as to the Subsequent Company SEC Documents, are not expected to be, material and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules and regulations promulgated thereunder) in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 1999, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as may be required by GAAP.

         Section 3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Company SEC Documents, since December 31, 1999, the Company and its Subsidiaries have conducted their respective businesses and operations in all material respects in the ordinary and usual course consistent with past practice and, except as set forth in the Company SEC Documents or Section 3.10 of the Company Disclosure Schedule, there has not occurred (i) through the date hereof, any change in the business, condition (financial or otherwise) or the results of operations of the Company and its Subsidiaries that has caused a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or distribution of any kind by the Company on any class of its capital stock; (iii) any material increase in the compensation payable or to become payable by the Company or any Subsidiary to its directors, officers or management employees or any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers or management employees; (iv) any material change by the Company or its Subsidiaries in accounting methods, principles or practices except as required by GAAP; (v) any material change in financial or tax accounting methods, principles or practices by the Company or any Subsidiary, except insofar as may have been required by the Code; or (vi) any event that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 hereof.

         Section 3.11 ACTIONS AND PROCEEDINGS. Except as set forth in the Company SEC Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any of its Subsidiaries has agreed to indemnify, as such other than those that would not reasonably be expected to have a Company Material Adverse Effect. Except for such actions contemplated by Section 6.13 that may arise after the date hereof, or as set forth in Section 3.11 of the Company Disclosure Schedule or in the Company SEC Documents, there are no actions, suits or legal, administrative, regulatory or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any of its Subsidiaries has agreed to indemnify, as such, that (individually or in the aggregate) are reasonably likely to have a Company Material Adverse Effect, and, except for such actions contemplated by Section 6.13 that may arise after the date hereof, or as set forth in Section 3.11 of the Company Disclosure Schedule or in the Company SEC Documents, to the Knowledge of the Company, no event has occurred, and no state of facts exists, which are reasonably likely to result in any such action, suit or proceeding.

         Section 3.12 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Company SEC Documents or in Section 3.12 of the Company Disclosure Schedule and for liabilities or obligations which are accrued or reserved against on the balance sheet (or reflected in the notes thereto) included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the "Company 10-K"), neither the Company nor any of its Subsidiaries has any liabilities or obligations (including, without limitation, Tax (as hereinafter defined) liabilities) (whether absolute, accrued, known or unknown, contingent or otherwise), other than (i) liabilities or obligations incurred in the ordinary course of business since December 31, 1999 and (ii) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         Section 3.13 CERTAIN CONTRACTS AND ARRANGEMENTS.

         (a) Except as disclosed in Part I of Section 3.13 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents and except for this Agreement and the Stock Voting Agreements, as of the date hereof, there are no contracts to which the Company or any of its Subsidiaries is a party or by which it is bound which are or would be required to be filed as an exhibit to the Company SEC Documents or Subsequent Company SEC Documents (any contracts so filed or required to be so filed collectively, the "Material Contracts"). Part 1 of Section 3.13 of the Company Disclosure Schedule lists all contracts to which the Company or any of its Subsidiaries is a party or by which they are bound which (i) contain provisions restricting or limiting the Company's or its affiliates' ability to compete or otherwise engage in specified lines of business, or (ii) include any obligation, or contingent obligation, to provide severance, change of control, golden parachute, stay-pay or similar payments, excluding, however, severance provisions included in collective bargaining agreements, and severance policies described on Part II of Section 3.13 of the Company Disclosure Schedule. The Agreements or arrangements described in Section 3.13(a)(ii) are herein referred to as "Company Severance Agreements".

         (b) The aggregate principal amount of indebtedness for borrowed money of the Company and its Subsidiaries outstanding as of the date hereof is approximately $1,145,000,000.

         (c) Neither the Company nor any of its Subsidiaries is in default under any Material Contract, and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a default by the Company or any of its Subsidiaries or, to the knowledge of the Company, a default thereunder by any other party thereto, except as set forth in the Company SEC Documents or for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         Section 3.14 TAXES.

         (a) Except to the extent that, in the aggregate, breaches of this
Section 3.14(a) would not result in a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries has filed all Tax Returns (as hereinafter defined) required to have been filed on or prior to the date hereof, or appropriate extensions therefor have been properly obtained, and such Tax Returns are true, correct and complete; (ii) all Taxes (whether imposed directly or indirectly) shown to be due on such Tax Returns either (x) have been timely paid or (y) extensions for payment have been properly obtained or such Taxes are being timely and properly contested and, in either case, proper accruals pursuant to GAAP have been established on the Company's consolidated financial statements with respect thereto; (iii) the Company and each of its Subsidiaries have complied with all rules and regulations relating to the withholding of Taxes; (iv) except as set forth in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes or Tax Returns; (v) Tax Returns of the Company and its Subsidiaries relating to federal, foreign and material state income Taxes have not been examined by the Internal Revenue Service ("IRS") or the appropriate taxing authority, except as disclosed in Section 3.14 of the Company Disclosure Schedule, which sets forth all closed and pending audits, examination or claims by any taxing authority of any Tax Returns, and no extension of the statute of limitations for the assessment of any federal, foreign and material state income Taxes has been granted by the Company or any of its Subsidiaries, except as disclosed in Section 3.14 of the Company Disclosure Schedule; (vi) no issues that have been raised by a taxing authority in connection with the examination of any federal, foreign or state Tax Returns of the Company or its Subsidiaries are currently pending; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested and proper accruals pursuant to GAAP have been established on the Company's consolidated financial statements with respect thereto; (viii) except as set forth in Section 3.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability for Taxes of any person other than the Company and its Subsidiaries under (a) Treasury Regulations
Section 1.1502-6 (or any similar provision of state, local or foreign law) or
(b) any express or implied agreement; (ix) except as set forth in Section 3.14 of the

Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code other than the affiliated group of which the Company is the common parent corporation; (x) the unpaid Taxes of the Company and its Subsidiaries for Tax periods from December 31, 1998 through the Closing Date are normal recurring Taxes attributable solely to the conduct of their businesses in the ordinary course and in a manner consistent with past practices, and (xi) the Company and its Subsidiaries (or, in the case of clause (a) below, each of the Subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby) do not have any: (a) excess loss accounts as defined in Treas. Reg. Section 1.1502-19; (b) Code Section 481 adjustments allocable to the Company or any Subsidiary; or (c) deferred gains or losses allocable to the Company or its Subsidiaries arising out of any deferred intercompany transaction as defined in Treas. Reg. Section 1.1502-13 or similar provisions of U.S. federal, state, local or foreign tax law.

         (b) No examination or audit by the IRS or any taxing authority of any Tax Return of the Company and/or any of its Subsidiaries is currently in progress or, to the knowledge of the Company, threatened or contemplated, in each case, which involve claims that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. Neither Company nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that Company or any of its Subsidiaries was required to file any Tax Return that was not filed which failure or failures, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. The election under Section 338(h)(10) of the Code in connection with the Company's and certain Subsidiaries' acquisition from American Home Products Corporation on November 1, 1996, was made timely and properly.

         (c) Neither Company nor any of its Subsidiaries is a "consent corporation" within the meaning of Section 341(f) of the Code, and none of the assets of Company or its Subsidiaries are subject to an election under Section 341(f) of the Code.

         (d) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (e) Except as set forth in Section 3.14 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under either Code
Section 162(m) or Code Section 280G (or cause the Company or any of its Subsidiaries to incur an obligation to reimburse a person for a Tax imposed under Code Section 4999).

         (f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, since December 31, 1999, the Company and its Subsidiaries have used tax accounting methods, practices and elections consistent with past practices, and have not used any improper, invalid or inconsistent method, practice or election with respect to any period beginning on or prior to the date hereof, except to the extent such method, practice or election would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         (g) Except as set forth in Section 3.14(g) of the Company Disclosure Schedule, to the knowledge of the Company, no state of facts or circumstances exists which is reasonably likely to constitute grounds for any audit or examination of, or the assessment of additional Taxes with respect to, Tax Returns previously filed, or with respect to Tax Returns previously failed to have been filed, by the Company or any of its Subsidiaries, where such audit or examination or assessment would, individually or in the aggregate, have a Company Material Adverse Effect.

         (h) For purposes of this Agreement, a "Tax" or, collectively, "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies, and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use or occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any law or any agreements or arrangements with any other person with respect to such amounts and including, without limitation, any primary, contingent, transferee or successor liability for taxes of another person, a predecessor entity or former affiliate. "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

         Section 3.15 INTELLECTUAL PROPERTY. Except as set forth in Section 3.15 of the Company Disclosure Schedule, the Company and its Subsidiaries own, or are licensed or otherwise have the right to use, all United States and foreign issued patents, patent rights, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, trade names, copyrights, software and know-how (the "Intellectual Property") currently used by the Company and its Subsidiaries in their business, except where the failure to so own, license or otherwise have the right to use such Intellectual Property would not be reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect and except as set forth in Section 3.15 of the Company Disclosure Schedule, (i) the use of the Intellectual Property by the Company and its Subsidiaries does not interfere with, infringe upon, misappropriate or otherwise come into conflict with any patent, trademark, service mark, trade name, copyright, brand name, logo, symbol or other intellectual property or proprietary information of any other person, and (ii) to the knowledge of the Company, no other person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property of the Company or any of its Subsidiaries.

         Section 3.16 INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENT. None of the information supplied or to be supplied by the Company for inclusion in (i) the Registration Statement on Form S-4 to be filed with the SEC under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in connection with the Merger (the "Registration Statement") or (ii) the proxy statement/prospectus to be distributed in connection with the Company's meeting of stockholders to vote upon this Agreement (the "Proxy Statement") will, in the case of the Registration Statement, at the time it becomes effective or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the initial mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Stockholder Meeting (as defined herein) to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, as of its effective date, will comply (with respect to information relating to the Company) as to form in all material respects with the requirements of the Securities Act, and the rules and regulations promulgated thereunder, and as of the date of its initial mailing and as of the date of the Company Stockholder Meeting, the Proxy Statement will comply (with respect to information relating to the Company) as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation with respect to any statement in the foregoing documents based upon information supplied by Parent or Merger Sub for inclusion therein.

         Section 3.17 EMPLOYEE BENEFIT PLANS; ERISA.

         (a) Section 3.17(a) of the Company Disclosure Schedule sets forth the name of each Company Plan (as hereinafter defined) and of each bonus, deferred compensation (together with a list of participants therein), incentive compensation, profit sharing, salary continuation (together with a list of participants therein), employee benefit plan, stock purchase, stock option, employment, severance, termination, golden parachute, consulting or supplemental retirement plan or agreement (collectively, the "Benefit Plans"). With respect to each Benefit Plan, to the extent applicable, the Company has delivered to Parent correct and complete copies of (i) the plan documents and summary plan descriptions, (ii) the most recent determination letter received from the IRS,
(iii) the most recent Form 5500 annual report, and (iv) all related agreements, insurance contracts and other agreements which implement each Benefit Plan.

         (b) Except to the extent that, in the aggregate, breaches of this
Section 3.17(b) and Sections 3.17(c), (d) and (e) would not result in a Company Material Adverse Effect and except as described in Section 3.17(b) of the Company Disclosure Schedule: (i) each Company Plan and Benefit Plan complies in all respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable laws and administrative or governmental rules and regulations, (ii) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30-day notice requirement has not been waived (other than with respect to the transactions contemplated by this Agreement); (iii) neither the Company nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any Company Plan under Section 4063 of ERISA or has taken, or is currently considering taking, any action to do so; and no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA, (iv) no Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived,
(v) there are no actions, suits or claims pending or, to the knowledge of the Company, threatened (other than routine claims for benefits) with respect to any Company Plan or Benefit Plan, (vi) neither the Company nor any of its ERISA Affiliates has incurred or would reasonably be expected to incur any liability under or pursuant to Title IV of ERISA that has not been satisfied in full,
(vii) no non-exempt prohibited transactions described in Section 406 of ERISA or
Section 4975 of the Code have occurred, and (viii) all Company Plans and Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter as to such qualification from the Internal Revenue Service, and no event has occurred, either by reason of any action or failure to act, which could be expected to cause the loss of any such qualification, and the Company is not aware of any reason why any Company Plan and Benefit Plan is not so qualified in operation. As used herein: (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA, other than a Company Multiemployer Plan) or a "welfare plan" (as defined in Section 3(l) of ERISA) established or maintained by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates has contributed in the last three years or otherwise may have any liability; (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability; and (iii) "ERISA Affiliate" means any member of a "controlled group" of which the Company is a member or under "common control" with the Company (within the meaning of Section 414(b) or (c) of the Code.

         (c) Section 3.17(c) of the Company Disclosure Schedule sets forth the name of each Company Multiemployer Plan. With respect to each Company Multiemployer Plan, except as set forth on Schedule 3.17(c) of the Company Disclosure Schedule, and except for such matters that, together with breaches of
Section 3.17(b), (d) and (e) that, in the aggregate, would not result in a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary or ERISA Affiliate has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability, (ii) neither the Company nor any Company Subsidiary or ERISA Affiliate knows or has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under or within the meaning of Sections 4241 or 4245 of ERISA, that such Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that any such plan is or may become insolvent, (iii) neither the Company nor any Company Subsidiary or ERISA Affiliate has failed to make any required contributions to any such plan, (iv) no such plan is a party to any pending merger or asset or liability transfer,
(v) to the knowledge of the Company, there are no PBGC proceedings against or affecting any such plan, and (vi) neither the Company nor any Company Subsidiary or ERISA Affiliate has (or may have as a result of the transaction contemplated hereby) any withdrawal liability by reason of the sale of assets pursuant to Section 4204 of ERISA. Except as otherwise set forth on Section 3.17(c) of the Company Disclosure Schedule,
Section 3.17(c) of the Company Disclosure Schedule includes for each Company Multiemployer Plan, as of its last valuation date, the amount of potential withdrawal liability for the Company, Company Subsidiary or ERISA Affiliate, calculated according to the information made available pursuant to ERISA Section 4221(a) and identified as the specific obligor. To the knowledge of the Company, except as set forth on Section 3.17(c) of the Company Disclosure Schedule, nothing has occurred or is expected to occur that would increase the amount of the total potential withdrawal liability of a specified obligor for any such plan over the amount shown in Section 3.17(c) of the Company Disclosure Schedule, except where such increase would not have a Company Material Adverse Effect.

         (d) Except as disclosed in Section 3.17(d) of the Company Disclosure Schedule, as of the last day of the most recent prior plan year, the market value of assets under each Benefit Plan subject to Title IV of ERISA, other than any Multiemployer Plan, equaled or exceeded the present value of benefit liabilities thereunder (determined in accordance with the actuarial valuation assumptions described on Section 3.17(d) of the Company Disclosure Schedule or the actuarial valuation report provided to Parent).

         (e) (i) Except as disclosed in Section 3.17(e) of the Company Disclosure Schedule, no amount payable under any Company Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code; and (ii) except as would not be reasonably likely to result in material (individually or in the aggregate) liability, the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with any other event, including a termination of employment) (A) entitle any current or former director, officer or employee of the Company or any of its ERISA Affiliates to severance pay, change of control payments, golden parachute payments, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, or increase the amount of, compensation or other economic benefit provided or made available to any such director, officer or employee, or (C) accelerate or increase the funding obligation of the Company or its Subsidiaries with respect to any Company Plan.

         Section 3.18 ENVIRONMENTAL MATTERS. Except as disclosed in Section 3.18 of the Company Disclosure Schedule or in the Company SEC Documents, and except for such matters that would not, in the aggregate, have a Company Material Adverse Effect:

         (a) The Company and its Subsidiaries have obtained, or have timely applied for, all environmental, health and safety permits, licenses and governmental authorizations (collectively, "Environmental Permits") necessary under applicable Environmental Laws (as hereinafter defined) to conduct their business and operations as currently conducted.

         (b) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits, and neither the Company nor any of its Subsidiaries has received any written communication from any person or Governmental Entity that alleges that the Company or any of its Subsidiaries is not in such compliance.

         (c) There are no Environmental Claims (as hereinafter defined) pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, in either case arising out of (i) any real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, or (ii) any current or former operations of the Company or any of its Subsidiaries.

         (d) Neither the Company nor any of its Subsidiaries has retained, or assumed, either contractually or by operation of law, any liabilities of which the Company has knowledge arising under applicable Environmental Laws.

         (e) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws governing the investigation, remediation and monitoring of a facility at the time of its transfer, including the New Jersey Industrial Site Recovery Act and the Connecticut Transfer Act, to the extent required to consummate the transactions contemplated by this Agreement.

         (f) To the Knowledge of the Company, no event has occurred, and no state of facts exists, that is reasonably likely to result in any Environmental Claim described in Section 3.18(c) above.

         (g) (i) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (in each case in writing) by any Person or entity (including any Governmental Entity), alleging noncompliance, violation or potential liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, or related to (x) the presence, Release (as hereinafter defined) or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or
(y) circumstances forming the basis of any violation or alleged violation of, or liability under, any Environmental Law or Environmental Permit.

             (ii) "Environmental Laws" mean all foreign, federal, state and local laws, rules, regulations, orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling of or exposure to Hazardous Materials.

             (iii) "Hazardous Materials" means (x) any petroleum or petroleum products, fractions or wastes, radioactive materials or wastes, friable asbestos and polychlorinated biphenyls; and (y) any other chemical, material, substance or waste the generation, manufacture, processing, distribution, possession, use, treatment, storage or Release of which is prohibited, limited or regulated under any applicable Environmental Law.

             (iv) "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

         Section 3.19 AFFILIATE TRANSACTIONS. Except as set forth in Section
3.19 of the Company Disclosure Schedule, or except as set forth in the Company SEC Documents, there are no material Contracts or other material transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or of any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (iii) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

         Section 3.20 OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Chase Securities Inc. ("Chase") in the form and substance of the written opinion provided to Parent prior to the execution and delivery of this Agreement to the effect (as provided therein) that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view which opinion will be confirmed in writing.

         Section 3.21 BROKERS. Other than Chase and Hicks, Muse & Co. Partners, L.P. ("HMCo"), no broker, finder, investment banker or financial advisor has been retained by the Company or is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the transactions contemplated by this Agreement.

         Section 3.22 FEES.

         (a) On the assumption that all employees subject or party to the Company Severance Agreements are terminated immediately following the Closing Date, the Company's and its Subsidiaries' obligations under the Company Severance Agreements will not exceed, in the aggregate, $15,352,000 (as such amount may be increased after September 15, 2000 for the amount of any bonus accruing after such date in accordance with the terms of the applicable Company Severance Agreements), provided that such amount does not include (i) amounts payable pursuant to the Worker Adjustment and Retraining Notification Act (or any similar state statute), (ii) amounts payable under the Company's severance



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

policies described in Section 3.22 of the Company Disclosure Schedule, or (iii) the impact of the transactions contemplated herein with respect to the Options.

         (b) Other than the Financial Advisory Agreement dated as of November 1, 1996 between the Company and HMCo (the "Advisory Agreement") and the Monitoring and Oversight Agreement dated as of November 1, 1996 between the Company and HMCo (the "Oversight Agreement"), and except as set forth in Section 3.22 of the Company Disclosure Schedule, there is no agreement or other arrangement between the Company or any Subsidiary and HMCo or any affiliate of HMCo (including, without limitation, Hicks, Muse, Tate & Furst Incorporated and its affiliates). The compensation, fees and other amounts, excluding the reimbursement of expenses, payable by the Company or its Subsidiaries pursuant to the Advisory Agreement as a result of the transactions contemplated herein shall not exceed, in the aggregate, $10,000,000. No additional amounts will be paid or payable under the Oversight Agreement other than regularly scheduled payments. In addition to the foregoing, HMCO shall be entitled to reimbursement of expenses through the Closing Date pursuant to the terms of the Advisory Agreement and the Oversight Agreement provided that such expenses shall not exceed $50,000 in the aggregate.

         (c) The fees payable by the Company or its Subsidiaries to Chase for the fairness opinion referred to in Section 3.20 above shall not exceed $2,000,000, plus any required expense reimbursement.

         Section 3.23 LACK OF OWNERSHIP OF PARENT COMMON STOCK. Neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock (exclusive of any shares owned by Company Plans).

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PARENT AND
                                   MERGER SUB

         Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

         Section 4.1 ORGANIZATION AND GOOD STANDING. Each of Parent, Merger Sub and each Subsidiary of Parent that is a Significant Subsidiary and a corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has the corporate power and authority to carry on its business as it is now being conducted. Each Other Subsidiary that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each has the corporate power and authority to carry on its business as it is now being conducted, except where the failure (i) to be so organized, validly existing or in good standing, or (ii) to have such power and authority, would not reasonably by expected to have a material adverse effect, individually or in the aggregate, on the business, condition

(financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole, or the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a "Parent Material Adverse Effect"). Parent, Merger Sub and each Significant Subsidiary that is a corporation is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

         Section 4.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. True, correct and complete copies of the Certificates of Incorporation and By-laws or equivalent organizational documents, each as amended to date, of Parent and Merger Sub have been made available to the Company. The Certificates of Incorporation and By-laws, or equivalent organizational documents, of Parent and each of its Subsidiaries are in full force and effect. Neither Parent nor any of its Subsidiaries is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

         Section 4.3 CAPITALIZATION.

         (a) The authorized capital stock of Parent consists of (i) 1,200,000,000 shares of Common Stock, par value $5.00 per share, constituting Parent Common Stock, (ii) 150,000 shares of parent Class B Preferred Stock, $50.00 par value ("Class B Stock"), (iii) 250,000 shares of Parent Class C Preferred Stock, $100.00 par value ("Class C Stock"), (iv) 1,100,000 shares of Parent Class D Preferred Stock, without par value ("Class D Stock"), and (v) 16,550,000 shares of parent Class E Preferred Stock, without par value ("Class E Stock"). The Class B Stock, Class C Stock, Class D Stock and Class E Stock, together with Parent Common Stock, is referred to as the "Parent Capital Stock". As of May 28, 2000, (x) 492,347,367 shares of Parent Common Stock were issued and outstanding, (y) 25,627,130 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock, and (z) 31,789,509 shares of Parent Common Stock were held in the treasury of Parent. Parent has no shares of Class B Stock, Class C Stock, Class D Stock or Class E Stock issued and outstanding. Since May 28, 2000 through the date hereof, Parent has not issued any shares of its capital stock, or any security convertible into or exchangeable for shares of such capital stock, other than upon the exercise of stock options and, since May 27, 2000 through the date hereof, Parent has not acquired any additional shares of Parent Common Stock in treasury. Except as set forth in the Parent SEC Documents, there were outstanding as of May 28, 2000, no options, warrants or other rights to acquire (including through the conversion or exchange of securities) capital stock from Parent other than stock options representing in the aggregate the right to purchase 25,627,130 shares of Parent Common Stock under the Parent 1982 Stock Plan, 1985 Stock Plan, 1990 Stock Plan, 1995 Stock Plan, Golden Valley Stock Plan and Goodmark Stock Plan (the "Parent Option Plans"). Except pursuant to the Parent Option Plans, no options or warrants or other rights to acquire capital stock from the Company have been issued or granted since May 28, 2000 through the date hereof. As of May 28, 2000, the weighted average exercise price of such options issued by Parent was approximately $23.2941. The authorized capital stock of Merger Sub consists of 10,000 shares of Common Stock, par value $.01 per share, constituting the Merger Sub Common Stock. As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding, all of which are owned by Parent, and no shares of Merger Sub Common Stock are held in the treasury of Merger Sub. All of the issued and outstanding shares of Parent Common Stock and Merger Sub Common Stock have been validly issued, and are fully paid and nonassessable, and are not subject to preemptive rights. Each share of Parent Common Stock to be issued in connection with the Merger or upon exercise of the Rollover Options has been duly authorized and, when so issued, will be fully paid and nonassessable, and will not be subject to preemptive rights.

         (b) Except as set forth in the Parent SEC Documents, and except as described in Section 4.3(a), as of the date hereof, (i) no shares of capital stock or other equity securities of Parent or Merger Sub are authorized, issued or outstanding, or reserved for issuance and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Parent or Merger Sub or any of their respective Subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of Parent or Merger Sub, requiring Parent or Merger Sub to grant, issue or sell any shares of the capital stock or other equity interests of Parent or Merger Sub or any of their respective Subsidiaries by sale, lease, license or otherwise; (ii) neither Parent nor any of its Subsidiaries have any obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of Parent or Merger Sub or any of their respective Subsidiaries; (iii) none of Parent or Merger Sub or any of their respective Subsidiaries (individually or in the aggregate), directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests, of any corporation, partnership, joint venture or other entity which would be material in value to Parent; and (iv) there are no voting trusts, proxies or other agreements or understandings to or by which Parent or Merger Sub or any of their respective Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock or other equity interests of Parent or Merger Sub or any of their respective Subsidiaries.

         (c) No bonds, debentures, notes or other indebtedness of Parent or Merger Sub having the right to vote (whether currently or upon the occurrence of an event) on any matters on which the stockholders of Parent, Merger Sub or any of its other Subsidiaries may vote are issued or outstanding or subject to issuance.

         Section 4.4 CORPORATE AUTHORITY.

         (a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by its respective Board of Directors and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and

Merger Sub of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms. The preparation and filing of the Registration Statement to be filed with the SEC has been duly authorized by the Board of Directors of Parent.

         (b) Prior to the execution and delivery of this Agreement and the Stock Voting Agreements, the Board of Directors of each of Parent and Merger Sub (at a meeting duly called and held) has (i) approved and declared advisable this Agreement, the Stock Voting Agreements, the Merger and the other transactions contemplated hereby and thereby, and (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of Parent Common Stock and Merger Sub Common Stock.

         Section 4.5 COMPLIANCE WITH APPLICABLE LAW. (i) Each of Parent and its Subsidiaries holds, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the conduct of their respective business ("Parent Permits"), except for failures to hold or to comply with such Parent Permits which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; (ii) with respect to the Parent Permits, no action or proceeding is pending or, to the knowledge of Parent, threatened, and, to the knowledge of Parent, no fact exists or event has occurred that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; (iii) the business of Parent and its Subsidiaries is being conducted in compliance with all Applicable Laws of any Governmental Entity, except for violations or failures to so comply that would not, individually, or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; and (iv) no investigation or review by any Governmental Entity with respect to Parent or its Subsidiaries is pending or, to the knowledge of Parent, threatened, other than, in each case, those which would not, individually, or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

         Section 4.6 NON-CONTRAVENTION. The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, any Contract binding upon Parent or any of its Subsidiaries, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-Laws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries, or (iii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

         Section 4.7 GOVERNMENT APPROVALS; REQUIRED CONSENTS. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or is necessary for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) except: (i) in connection, or in compliance, with the provisions of the Securities Act, the Exchange Act, any non-United States competition, antitrust and investment laws and any applicable state securities or "blue sky" law, (ii) the filing of a notification under the HSR Act, (iii) the filing of a notification under the Competition Act (Canada),
(iv) filings required under the Mexican Law (as defined in Section 6.7), (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (vi) in connection, or in compliance with the provisions of federal, state, local and foreign tax law, (vii) filing required by the NYSE, and (viii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

         Section 4.8 SEC DOCUMENTS AND OTHER REPORTS. Parent has filed all documents required to be filed prior to the date hereof by it and its Subsidiaries with the SEC since May 25, 1997 (the "Parent SEC Documents"). As of their respective dates, or if amended as of the date of the last such amendment, the Parent SEC Documents complied, and all documents required to be filed by Parent with the SEC after the date hereof and prior to the Effective Time ("Subsequent Parent SEC Documents; provided, however, that the Subsequent Parent SEC Documents shall not include the Registration Statement") will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and none of the Parent SEC Documents contained, and the Subsequent Parent SEC Documents will not contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. The consolidated financial statements (including related notes) of Parent included in the Parent SEC Documents fairly present in all material respects, and the consolidated financial statements (including related notes) of Parent included in the Subsequent Parent SEC Documents will fairly present in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules and regulations promulgated thereunder) in conformity with GAAP (except in the case of the unaudited statements) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since May 30, 1999, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as may be required by GAAP.

         Section 4.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Parent SEC Documents, since May 30, 1999, Parent and its Subsidiaries have conducted their respective businesses and operations in all material respects in the ordinary and usual course consistent with past practice and, except as set forth in the Parent SEC Documents, there has not occurred (i) through the date hereof, any change in the business, condition (financial or otherwise) or the results of operations of Parent and its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or distribution of any kind by Parent on any class of its capital stock (other than regular quarterly dividends); (iii) any material increase in the compensation payable or to become payable by Parent or any Subsidiary to its directors, officers or management employees or any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers or management employees; (iv) any material change by Parent or its Subsidiaries in accounting methods, principles or practices except as required by GAAP; or (v) any material change in financial or tax accounting methods, principles or practices by Parent or any Subsidiary, except insofar as may have been required by the Code.

         Section 4.10 INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENT. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in (i) the Registration Statement or (ii) the Proxy Statement will, in the case of the Registration Statement, at the time it becomes effective or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the initial mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, as of its effective date, will comply (with respect to information relating to Parent and Merger Sub) as to form in all material respects with the requirements of the Securities Act, and the rules and regulations promulgated thereunder, and as of the date of its initial mailing and as of the date of the Company Stockholders Meeting, the Proxy Statement will comply (with respect to information relating to Parent and Merger
Sub) as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulated thereunder. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation with respect to any statement in the foregoing documents based upon information supplied by the Company for inclusion therein.

         Section 4.11 EMPLOYEE BENEFIT PLANS; ERISA. Except as described in any of the Parent SEC Documents, as of the date hereof all "employee benefit plans" as defined in Section 3(3) of ERISA, maintained or contributed to by Parent or its Subsidiaries are in material compliance with their terms and all applicable provisions of ERISA, the Code and any other applicable legislation, and Parent and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except (a) as described in any of the Parent SEC Documents and (b) for instances of noncompliance or liabilities or obligations that would not in the aggregate have a Parent Material Adverse Effect.

         Section 4.12 LACK OF OWNERSHIP OF COMPANY COMMON STOCK. Neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock or other securities convertible into shares of Company Common Stock (exclusive of any shares owned by Parent's employee benefit plans).

         Section 4.13 REQUIRED VOTE OF PARENT STOCKHOLDERS. No vote of the stockholders of Parent or Merger Sub (other than written consent of Parent Sub as sole shareholder of Merger Sub to the adoption of this Agreement, which written consent is being delivered contemporaneously with the execution of this Agreement) is required by law or by the charter or by-laws of Parent or Merger Sub in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

         Section 4.14 ABSENCE OF UNDISCLOSED LIABILITIES. As of the date hereof, neither Parent nor any of its Subsidiaries has any material liabilities or obligations or obligations (whether absolute, accrued, known or unknown, contingent or otherwise) of a type required by GAAP to be reflected on a consolidated balance sheet, other than (i) liabilities or obligations incurred in the ordinary course of business since December 31, 1999, (ii) liabilities or obligations reflected in any of the Parent SEC Documents and (iii) liabilities or obligations which would not in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

         Section 5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Prior to the Effective Time, unless Parent shall otherwise agree in writing or as set forth in Section 5.1 of the Company Disclosure Schedule or in Section 2.7, 6.17 or 6.19 hereof, or as necessary or appropriate to satisfy its obligations hereunder, the Company shall conduct, and cause each of its Subsidiaries to conduct, its business only in the ordinary and usual course consistent with past practice, and the Company shall use, and cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve their existing business relationships. Without limiting the generality of the foregoing, unless Parent shall otherwise agree in writing (which agreement will not be unreasonably withheld), or as otherwise contemplated in Sections 2.7, 6.17 or 6.19 hereof or as necessary or appropriate to satisfy its obligations hereunder, or as set forth in Section 5.1 of the Company Disclosure Schedule, prior to the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to:

         (a) (i) amend its Certificate of Incorporation, as amended, By-Laws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) other than dividends from one Subsidiary to another Subsidiary or to the Company, declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Subsidiaries;

         (b) authorize for issuance, issue, deliver, sell, pledge, dispose of, encumber or grant any Lien on, or authorize or propose the issuance, delivery, sale, pledge, disposition of, encumbrance or grant of any Lien on, any shares of its capital stock or any shares of the capital stock of any of its Subsidiaries, or other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such securities or voting securities or any other ownership interest (or interest the value of which is derived by reference to any of the foregoing), or enter into any agreement with respect to any of the foregoing, other than the issuance of Company Common Stock upon the exercise of Options outstanding on the date hereof in accordance with their present terms;

         (c) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets which, taken together, do not constitute a business and which are of the type currently used in the operations of the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice); provided, however, that the foregoing shall not prohibit the creation of new Subsidiaries of the Company organized to conduct or continue activities otherwise permitted by this Agreement;

         (d) other than (i) dispositions required to be made pursuant to an agreement or contract to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement and (ii) dispositions of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any Subsidiary of the Company to, sell, lease, encumber, license or otherwise dispose of, or agree to sell, lease, encumber, license or otherwise dispose of, any of its assets;

         (e) (i) make any loans, advances or capital contributions to, or investments in (other than acquisitions permitted by Section 5.1(c)), any other person, other than (x) by the Company or a Subsidiary of the Company to or in the Company or any direct or indirect wholly owned Subsidiary of the Company,
(y) pursuant to and in accordance with the terms of any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement, or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of $5,000,000, or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans, advances or other non-equity securities not in existence as of the date of this Agreement except (x) pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement, (y) for short-term borrowings (1) in the ordinary course of business consistent with past practice or (2) the proceeds of which are used to refund existing or maturing indebtedness or fund any acquisition transaction permitted by Section 5.1(c) or (z) intercompany indebtedness between the Company and any of its wholly owned Subsidiaries or between such wholly owned Subsidiaries;

         (f) pay, satisfy, discharge or settle any material claim, liabilities or obligations (absolute, accrued, contingent or otherwise), other than in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any Company Contract in effect on the date hereof;

         (g) modify or amend, or waive any benefit of, any non-competition agreement to which the Company or any of its Subsidiaries is a party;

         (h) enter into any new material line of business, or incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice and which, together with all such expenditures incurred or committed to during any fiscal year, are not in excess of the respective amounts by category or in the aggregate set forth in the Company's 2000 capital expenditure budget, a true and complete copy of which is set forth in Section 5.1 of the Company Disclosure Schedule;

         (i) voluntarily permit any insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business;

         (j) (i) adopt, commit to adopt, enter into, terminate or amend (except as may be required by Applicable Law or existing Contracts) any employee plan, agreement, contract, arrangement or other Company Plan for the current or future benefit or welfare of any past, present or future director, officer or employee,
(ii) except as required by existing Contracts or in the ordinary course of business consistent with past practice, increase or commit or agree to increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; provided, however, that, except as required by existing Contracts, (x) no such increase or payment shall be made to or for the benefit of any person listed in Section 5.1 of the Company Disclosure Schedule, and (y) with respect to officers, any such increase shall not exceed 5% of the current compensation or any such officer and such increase shall not be made without consultation with Parent, (iii) other than pursuant to Section 2.7 hereof, take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Company Plan, (iv) issue any additional Options, or (v) make or agree to make any contribution, other than regularly scheduled contributions, to any Company Plan, except as required by law;

         (k) (i) make any change in its accounting or tax policies or procedures, except as required by Applicable Law or to comply with GAAP, (ii) change its fiscal year, or (iii) make any material Tax election, other than in the ordinary course of business consistent with past practice;

         (l) take any action with knowledge that such action could reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

         (m) enter into, implement, or otherwise become subject to or bound by any new agreement, arrangement, commitment or program which provides for severance, golden parachute, unemployment, stay-pay, change of control or similar payments, or amend any existing agreement, arrangement, commitment or program which provides for such payments;

         (n) enter into any Material Contract, except as expressly permitted pursuant to this Agreement; or

         (o) authorize any of, or commit, resolve or agree to take any of, the actions prohibited by paragraphs (a) though (n) of this Section 5.1.

         Section 5.2 CONDUCT OF BUSINESS BY PARENT PENDING THE CLOSING. Except as set forth in Section 5.2 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Parent shall not (unless required by Applicable Law or stock exchange regulations), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company, which consent will not be unreasonably withheld:

         (a) amend or otherwise change Parent's Certificate of Incorporation or By-laws or equivalent organizational documents in a manner that adversely affects the rights of holders of Parent Common Stock or amend or otherwise change Merger Sub's Certificate of Incorporation or By-Laws;

         (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Parent's capital stock (other than regular quarterly cash dividends having record dates and payment dates in accordance with Parent's historical practices);

         (c) make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or a Governmental Entity; or

         (d) take any action with knowledge that such action could reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         Section 6.1  ACCESS AND INFORMATION; CONFIDENTIALITY.


         (a) The Company shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to Parent and to Parent's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives (except to the extent not permitted under Applicable Law as advised by counsel) reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records and its properties, plants and personnel and, during such period, shall furnish promptly to Parent a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws. Parent shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to the Company and to the Company's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives (except to the extent not permitted under Applicable Law as advised by counsel) reasonable access (i) by the Company throughout the period prior to the Effective Time to members of senior management of Parent to the extent reasonably necessary for the Company's Board of Directors to fulfill its fiduciary duties under applicable laws, and (ii) by Chase throughout the period prior to the Effective Time to members of senior management of Parent and to such of Parent's or its Subsidiaries' books and records as reasonably determined by Chase to be necessary in connection with any bringdowns or amendments of its fairness opinion.

         (b) Parent and the Company acknowledge and agree that the Confidentiality Agreement dated December 2, 1998, between the Company and Parent, as amended by that certain letter agreement dated June 9, 2000, between the Company and Parent (together, the "Confidentiality Agreement") is in full force and effect as of the date hereof.

         Section 6.2 NO SOLICITATION.

         (a) The Company shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal (as hereinafter defined). The Company shall not directly or indirectly, and it shall cause its officers, directors, employees, representatives, agents or affiliates, including any investment bankers, attorneys or accountants (collectively, "Representatives") retained by the Company or any of its Subsidiaries or affiliates not to, (i) solicit, initiate, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, tender offer, recapitalization, consolidation, business combination, sale or other disposition of all or a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole, sale of 15% or more of the shares of capital stock (including by way of a tender offer, share exchange or exchange offer) or similar or comparable transactions involving the

Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any one or combination of the foregoing inquiries or proposals being referred to in this Agreement as a "Takeover Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Takeover Proposal, or which may reasonably be expected to lead to a Takeover Proposal, or (iii) enter into any agreement, arrangement or understanding with respect to any such Takeover Proposal or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may, at any time prior to adoption of this Agreement by the stockholders of the Company, furnish information (pursuant to a customary confidentiality agreement no more favorable, in the aggregate, to the party receiving information than the Confidentiality Agreement, except that such confidentiality agreement need not require approval or request of the Company's Board of Directors prior to making an inquiry or Takeover Proposal to the Company or its Board of Directors to, or engage in discussions or negotiations with, any person in response to an unsolicited bona fide written Takeover Proposal of such person, if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with its financial advisors and outside legal counsel to the Company, determines in good faith that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal (as defined herein) and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and the Company complies with Section 6.2(c).

         (b) Notwithstanding anything in this Agreement to the contrary, the Company's Board of Directors shall be permitted, at any time prior to adoption of this Agreement by the stockholders of the Company, (i) to withdraw, modify or change, or propose to withdraw, modify or change, the recommendation by the Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement if, after consultation with outside legal counsel, the Company's Board of Directors concludes in good faith that failure to take such action would result in a breach by the Company's Board of Directors of its fiduciary obligations under Applicable Law; or (ii) in response to an unsolicited Takeover Proposal, to approve or recommend, or propose to approve or recommend, any Takeover Proposal and, in connection therewith, to withdraw, modify or change the approval or recommendation by the Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement, but only if, in the case referred to in clause (ii), the Board of Directors of the Company concludes in good faith that such Takeover Proposal, if consummated, would constitute a Superior Proposal. "Superior Proposal" means any written Takeover Proposal which the Board of Directors of the Company determines in good faith (after consultation with its financial advisors and legal counsel) taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacity as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed (provided that for purposes of this definition the term "Takeover Proposal" shall have the meaning assigned to such term in Section 6.2(a), except that (x) the reference to "15%" in the definition of Takeover Proposal shall be deemed to be a reference to "50%", (y) "Takeover Proposal" must be a transaction involving the Company, and (z) no such sale or other disposition of assets shall be deemed to be a "sale or other disposition of all" or "substantial" unless such sale or other disposition is for at least 75% of the assets of the Company and its Subsidiaries, taken as a whole. Any withdrawal, modification or change in the recommendation or the determination to do so of the Company's Board of Directors of this Agreement, the Merger or the other transactions contemplated hereby made in accordance with this Section 6.2(b) shall not constitute a breach of the Company's representations, warranties, covenants or agreements contained in this Agreement. Following termination of this Agreement, a public offering by the Company of its voting securities (excluding, however, a secondary offering of securities currently held by affiliates of the Company) in a manner intended to result in a broad distribution of such securities will not constitute a "Takeover Proposal."

         (c) The Company shall notify Parent as promptly as reasonably practicable (and no later than 24 hours) after receipt by the Company of any Takeover Proposal or any request for non-public information in connection with a Takeover Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making, or has made, a Takeover Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact to the extent available to the Company. The Company agrees to keep Parent informed, on a reasonably current basis, of the status and terms of any such Takeover Proposal (including any material changes to the details or terms thereof) and the status of any such discussions or negotiations.

         (d) Nothing contained in this Section 6.2 shall prohibit the Company or its Board of Directors (i) from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to the stockholders of the Company or (ii) prior to the adoption of this Agreement by the stockholders of the Company, from taking any action as contemplated by Section 8.1(e).

         Section 6.3 THIRD-PARTY STANDSTILL AGREEMENTS. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party, except that the Company shall not be required hereunder to enforce, and may waive the terms of, any such confidentiality or standstill agreement that restricts any third party from making an inquiry or Takeover Proposal to the Company or its Board of Directors, if, after consultation with outside legal counsel, the Company's Board of Directors concludes in good faith that enforcement of such terms or failure to waive such terms would result in a breach by the Company's Board of Directors of its fiduciary obligations under Applicable Law. Simultaneously with any such waiver or such action, the Company shall be deemed to have made such waiver, or taken such action, with respect to the Confidentiality Agreement, to the same extent as such waiver or action was taken with respect to such other confidentiality or standstill agreement.

         Section 6.4 REGISTRATION STATEMENT. As promptly as practicable, Parent and the Company shall in consultation with each other prepare and file with the SEC the Proxy Statement and Registration Statement in preliminary form. Each of the Company and Parent shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective under the Securities Act and applicable state securities laws as soon as practicable and keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action Parent may reasonably request in connection with the Registration Statement and the issuance of shares of Parent Common Stock in connection with the Merger. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, any Subsidiary of the Company, Parent or any Subsidiary of Parent, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

         Section 6.5 PROXY STATEMENTS; STOCKHOLDER APPROVAL.

         (a) The Company, acting through its Board of Directors, shall, subject to and in accordance with Applicable Law, its Certificate of Incorporation and its By-Laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective and the Proxy Statement has been cleared by the SEC a meeting of the holders of Company Common Stock for the purpose of voting to adopt this Agreement (the "Company Stockholder Meeting"), and, (i) except as set forth in Sections 6.2(b) or 6.2(d), recommend adoption of this Agreement to the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) except to the extent that the Company's Board of Directors, after consultation with outside legal counsel, concludes in good faith that such action is not consistent with the Company's Board of Director's fiduciary obligations under Applicable Law take all reasonable action to solicit and obtain such approval.

         (b) The Company, as promptly as practicable, shall cause the definitive Proxy Statement to be mailed to its stockholders as soon as practicable following the date on which it is cleared by the SEC and the Registration Statement is declared effective.

         Section 6.6 COMPLIANCE WITH THE SECURITIES ACT. Prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying each person who, at the time of the Company Stockholder Meeting, may be deemed to be an "affiliate" of the Company, as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Company Rule 145 Affiliates"). The Company shall use its reasonable best efforts to cause each person who is the identified as a Company Rule 145 Affiliate in such list to deliver to Parent on or prior to the Effective Time a written agreement, substantially in the form of Exhibit "D" hereto.

         Section 6.7 OTHER ACTIONS.

         (a) Subject to the terms and conditions herein provided and applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in
Article VII are satisfied and to consummate and make effective the transactions contemplated by this Agreement.

         (b) Each of the parties shall use its reasonable best efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations or permits of, or registration or filing with or notification to (any of the foregoing being a "Consent"), of any Governmental Entity or any other person required in connection with, and waivers of any violations, defaults or breaches that may be caused by, the consummation of the transactions contemplated by this Agreement.

         (c) Each party hereto shall promptly inform the other of any material communication from the SEC, the United States Federal Trade Commission, the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party hereto or any affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party shall use commercially reasonable efforts to cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

         (d) Without limiting the generality of the foregoing, Parent will, and the Company will use its reasonable best efforts to, obtain all authorizations or waivers required under the HSR Act, the Competition Act (Canada) and the Mexican Federal Economic Competition Law (the "Mexican Law") to consummate the transactions contemplated hereby, including, without limitation, making all filings with the Antitrust Division of the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC"), the Competition Bureau (Canada) and the Mexican Federal Economic Competition Commission ("Mexican Commission") required in connection therewith (the initial filing with DOJ and FTC to occur no later than five (5) business days, and the initial filing with Competition Bureau (Canada) and the Mexican Commission to occur no later than ten (10) business days, following the execution and delivery of this Agreement unless mutually agreed otherwise) and responding as promptly as practicable to all inquiries received from the DOJ, FTC, the Competition Bureau (Canada) or the Mexican Commission for additional information or documentation. Each of Parent and the Company shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act, the Competition Act (Canada) and Mexican Law. Parent and the Company shall keep each other apprised of the status of any communications with, and any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ, the Competition Bureau (Canada) and the Mexican Commission. In the event a suit is threatened or instituted challenging the Merger as violating of the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the Competition Act (Canada), as amended, the Mexican Law, as amended, or any other federal, state or foreign law or regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint or trade (collectively, "Antitrust Laws"), each party hereto shall use its reasonable best efforts to avoid the filing of, or resist or resolve such suit. The Company shall use its reasonable best efforts to take such action as may be required, and Parent shall take all actions as may be required, in order to obtain clearance under the HSR Act, the Competition Act (Canada) and the Mexican Law in order to consummate the Merger prior to the Termination Date (as hereinafter defined). Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford Company a reasonable opportunity to participate therein. In addition, Parent shall, and the Company shall use its reasonable best efforts to, take such action as may be required by any federal or state court of the United States, in any suit brought by any Governmental Entity or any other person challenging the Merger as violative of the Antitrust Laws, or in proceedings threatened by the Commissioner of Competition to bring an application under the Competition Act (Canada) or proceedings threatened by the Mexican Commission under the Mexican Law in order to avoid the entry of any permanent injunction or other permanent order which has the effect of preventing the consummation of the Merger prior to the Termination Date, and in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated hereby, Parent shall take promptly any and all steps (including the appeal thereof, the posting of a bond) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Termination Date.

         (e) Failure of Parent to obtain clearance or expiration of the required waiting period under the HSR Act, the Competition Act (Canada) or the Mexican Law, as applicable, or to cause to be vacated, modified or suspended any injunction or order resulting from a claim that the Merger is violative of the Antitrust Laws, in either case resulting in the failure of the Merger to be consummated on or prior to the Termination Date, shall be deemed a material breach by Parent of this Section 6.7, unless such failure results from the Company's failure, in any material respects, to perform its obligations set forth in Section 6.7(d).

         (f) If Parent is required to take any action in order to comply with this Section 6.7, Parent may take such action concurrently with the closing of the Merger on the Closing Date, and nothing in this Agreement shall require Parent to take such action prior to the Closing Date.

         Section 6.8 PUBLIC ANNOUNCEMENTS. Parent and the Company shall each use their reasonable best efforts to consult with each other before issuing any press releases or making any public statement with respect to the transactions by this Agreement and shall not issue any such press release or such public statement prior to such consultation, except as may be required by applicable law or obligations pursuant to any listing agreement with any national securities exchange.

         Section 6.9 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

         (a) Parent, Merger Sub and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as hereinafter defined) as provided in the Company's Certificate of Incorporation, Company's By-laws, charter or By-laws of any Subsidiary of the Company or any Indemnity Agreement (as hereinafter defined) shall survive the Merger and continue in full force and effect to the fullest extent permitted by law. To the extent permitted by (i) the DGCL, or (ii) any agreement disclosed in
Section 6.9 of the Company Disclosure Schedule which provides for indemnification by the Company or any Subsidiary of the Company of any Indemnitee in effect on the date of this Agreement (including any indemnity provisions contained in any agreement disclosed in Section 6.9 of the Company Disclosure Schedule which provides for the registration of securities) (each, an "Indemnity Agreement"), advancement of Indemnitee Expenses (as hereinafter defined) pursuant to this Section 6.9 shall be mandatory rather than permissive and the Surviving Corporation shall advance Costs (as hereinafter defined) in connection with such indemnification, in all such cases subject to receipt of any undertaking to repay required by the DGCL. Parent shall cause the Surviving Corporation to expressly assume at Closing and thereafter honor in accordance with their terms, to the fullest extent permitted under the DGCL, all Indemnity Agreements. With respect to any determination of whether an Indemnitee is entitled to indemnification by the Surviving Corporation under this Section 6.9(a), the Indemnitee shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld), and who has not otherwise performed material services for the Company or for Indemnitee within the last three (3) years. For the purposes of this Section 6.9, (i) "Indemnitee Expenses" shall include reasonable attorneys' fees and all other costs, charges and expenses paid or incurred in connection with investigation, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Indemnifiable Claim (as hereinafter defined), (ii) an "Indemnitee" shall mean any individual who on or prior to the Effective Time was an employee, officer or director of the Company or any of its Subsidiaries, and the heirs, executors, trustees, fiduciaries and administrators of any such employee, officer or director, (iii) "Costs" shall mean all losses, Indemnitee Expenses, claims, damages, liabilities, judgments, or amounts paid in settlement in respect to any Indemnifiable Claim, and (iv) "Indemnifiable Claim" shall mean any actual or alleged act, omission, statement, misstatement, event, or occurrence related to the fact that Indemnitee is or was a director, officer, agent, employee, or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, trustee, agent, employee, or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or by reason of any actual or alleged thing done or not done by Indemnitee in any such capacity. For purposes of this provision, the Company agrees that Indemnitee's service on behalf of or with respect to any Subsidiary or employee benefits plan of the Company or any Subsidiary of the Company shall be deemed to be at the request of the Company.

         (b) For a period of six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers' and directors' liability insurance and fiduciary liability insurance covering the Indemnitees who are currently covered by the Company's existing officers' and directors' or fiduciary liability insurance policies on terms no less advantageous to such indemnified parties than such existing insurance; provided, however, that neither Parent nor the Surviving Corporation will be required in order to maintain such policies to pay an annual premium in excess of 150% of the greater of (i) the last annual premium paid by the Company prior to the date of this Agreement and (ii) the annual premium for the year in which the Closing occurs (the "Cap"); and provided, further, that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, then Parent shall, or shall cause the Surviving Corporation to, maintain policies that, in Parent's good faith judgment, provide the maximum coverage available at an annual premium equal to the Cap.

         (c) From and after the Effective Time, Parent shall cause the Surviving Corporation not to alter, amend or otherwise modify the Certificate of Incorporation or By-Laws of the Surviving Corporation in any manner that adversely affects or otherwise prejudices the rights of any of the Indemnified Parties under this Section 6.9.

         (d) Notwithstanding any other provisions hereof, the obligations of the Company, the Surviving Corporation and Parent contained in this Section 6.9 shall be binding upon the successors and assigns of Parent and the Surviving Corporation. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.9.

         (e) The obligations of the Company, the Surviving Corporation, and Parent under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.9 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section
6.9 applies shall be third party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9).

         Section 6.10 EXPENSES. Except as otherwise set forth in Sections 8.2(b) and (c), each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

         Section 6.11 LISTING APPLICATION. Parent shall cause the shares of Parent Common Stock to be issued pursuant to this Agreement in the Merger or upon exercise of the Rollover Options to be listed for trading on the New York Stock Exchange or on any securities exchange on which shares of Parent Common Stock shall be listed at the Effective Time.

         Section 6.12 SUPPLEMENTAL DISCLOSURE. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VII of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

         Section 6.13 STOCKHOLDER LITIGATION. The Company shall give Parent the reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent's written consent, which shall not be unreasonably withheld or delayed. The assertion or filing of any such litigation shall not be a breach of Section 3.11 or Section 3.12.

         Section 6.14 TAX MATTERS. The parties acknowledge their respective desire to structure the Merger to constitute a reorganization within the meaning of Section 368(a) of the Code, provided, however, such tax treatment shall not be a condition to either parties' obligation to close the transactions contemplated herein. Parent and the Company will use their reasonable good faith efforts to achieve such tax treatment. If based upon the Reorganization Assumptions (as defined below), the fair market value (determined as of the Effective Time) of the stock consideration provided in the Merger would be at least 40% of the fair market value (determined as of the Effective Time) of the total consideration received by the stockholders of the Company pursuant to the Merger, the Company shall deliver to Parent an opinion of Vinson & Elkins L.L.P., special counsel to the Company, in the form attached hereto as Exhibit "E" to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that accordingly the Company will not recognize gain or loss for federal income tax purposes as a result of the Merger, and stockholders of the Company that do not elect dissenters' rights will not recognize gain or loss for federal income tax purposes, except to the extent of the cash payment made pursuant to Section 2.1(a) hereof and any cash received in lieu of fractional shares of Parent Common Stock, (the "Tax Opinion"). The issuance of the Tax Opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of the Company, Parent, Merger Sub, and certain stockholders of the Company, in each case, in form and substance reasonably satisfactory to Vinson & Elkins L.L.P. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. For purposes of this Agreement the term "Reorganization Assumptions" shall mean the following assumptions: (A) the average consideration paid to all dissenting stockholders of the Company in satisfaction of their appraisal rights is $22 per share of Company Common Stock, and (B) the fair market value of Parent Common Stock as of the Effective Time is equal to the closing price of Parent Common Stock on the New York Stock Exchange at the end of the trading day immediately preceding the Effective Time of the Merger.

         Section 6.15 INVESTIGATION AND AGREEMENT BY THE PARTIES; NO OTHER REPRESENTATIONS OR WARRANTIES.

         (a) Parent and Merger Sub, on the one hand, and the Company, on the other, each acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the other party and its Subsidiaries and their businesses and operations, and such party has requested such documents and information from the other party as such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, acknowledge and agree that it has had an opportunity to ask all questions of and receive answers from the other party with respect to any matter such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with each party's investigation of the other party and its Subsidiaries and their businesses and operations, each party and its representatives have received from the other party or its representatives certain projections and other forecasts for the other party and its Subsidiaries and certain estimates, plans and budget information. Each party acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that such party is familiar with such uncertainties; that such party is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its representatives; and that such party will not (and will cause all of its respective Subsidiaries or other Affiliates or any other person acting on its behalf to not) assert any claim or cause of action against any of the other party's direct or indirect partners, directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such other person liable with respect thereto.

         (b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other, agrees that, except for the representations and warranties made by the other party that are expressly set forth in Article III and Article IV of this Agreement, as applicable, neither the other party nor any of its representatives or Affiliates has made and shall not be deemed to have made to such party or to any of its representatives or Affiliates any representation or warranty of any kind. Without limiting the generality of the foregoing, each party agrees that neither the other party nor any of its Affiliates makes or has made any representation or warranty to such party or to any of its representatives or Affiliates with respect to:

                  (i) any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the other party or any of its Subsidiaries or the future business, operations or affairs of the other party or any of its Subsidiaries heretofore or hereafter delivered to or made available to such party or its counsel, accountants, advisors, lenders, representatives or Affiliates; and

                  (ii) any other information, statement or documents heretofore or hereafter delivered to or made available to such party or its counsel, accountants, advisors, lenders, representatives or Affiliates with respect to the other party or any of its Subsidiaries or the business, operations or affairs of the other party or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made by the other party and contained in Article III or Article IV of this Agreement, as applicable.

         Section 6.16 RESIGNATIONS. At Closing, the Company shall deliver to Parent written resignations of the directors of the Company, together with those officers designated by Parent at least ten (10) days prior to the Effective Time.

         Section 6.17 AMENDMENT OF ADVISORY AND OVERSIGHT AGREEMENTS. Simultaneously with the execution of this Agreement, the Company shall execute, and deliver to Parent a true and correct copy of, (a) an amendment to the Advisory Agreement in substantially the form attached as Exhibit "F" (the "Advisory Agreement Amendment") and (b) an amendment to the Oversight Agreement in substantially the form attached as Exhibit "G" (the "Oversight Agreement Amendment").

         Section 6.18 SECTION 16(b) BOARD APPROVAL.

         (a) Prior to Closing, the Board of Directors of Parent shall, by resolution duly adopted by such Board of Directors or a duly authorized committee of "non-employee directors" thereof, approve and adopt, for purposes of exemption from "short-swing" liability under Section 16(b) of the Exchange Act, the acquisition of Parent Common Stock at the Effective Time by officers and directors of Parent (including officers or directors of the Company who become, prior to, at, or following the Effective Time of the Merger, officers or directors of Parent) as a result of the conversion of shares of Company Common Stock in the Merger and the assumption of the Options by Parent at the Effective Time. Such resolution shall set forth the name of the applicable "insiders" for purposes of Section 16 of the Exchange Act, the number of securities to be acquired by each individual, that the approval is being granted to exempt the transaction under Rule 16b-3 under the Exchange Act, and, for the Options to be assumed by Parent at the Effective Time, the material terms of the options and warrants to purchase Parent Common Stock acquired by such insiders as a result of the assumption by Parent of such Options.

         (b) Prior to Closing, the Board of Directors of the Company shall, by resolution duly adopted by such Board of Directors or a duly authorized committee of "non-employee directors" thereof, approve and adopt, for purposes of exemption from "short-swing" liability under Section 16(b) of the Exchange Act, the conversion at the Effective Time of the shares of the Company Common Stock held by officers and directors of the Company into shares of Parent Common Stock as a result of the conversion of shares in the Merger, and the assumption and cashout by Parent at the Effective Time of the Options of the officers and directors of the Company. Such resolution shall set forth the name of the applicable "insiders" for purposes of Section 16 of the Exchange Act and, for each "insider," the number of shares of Company Common Stock to be converted into shares of Parent Common Stock at the Effective Time, the number and material terms of the Options to be assumed and cashed out by Parent at the Effective Time, and that the approval is being granted to exempt the transaction under Rule 16b-3 under the Exchange Act.

         Section 6.19 TRANSFER OF ASSETS. Prior to the Closing, the Company shall transfer the assets set forth on Section 6.19 of the Company Disclosure Schedule, on an as is, where is basis, with no warranties, to an entity in which the Company has no equity interest. As consideration for such assets, such entity shall assume the lease described on Section 6.19 of the Company Disclosure Schedule (and obtain a release of the Company with respect thereto), and shall assume all other obligations with respect to such leased premises, including, without limitation, utilities, phone system, and equipment lease obligations. Such transfer, assignment and release shall be in form and substance reasonably satisfactory to Parent.

         Section 6.20 OTHER REGISTRATION STATEMENTS. Parent shall perform, in all material respects, its obligations under the Registration Rights Agreement required to be performed prior to the Effective Time.

         Section 6.21 OPINION OF FINANCIAL ADVISOR. A true, correct and complete copy of the written opinion delivered by Chase as set forth in Section 3.20, which opinion shall be included in the Proxy Statement, has been delivered to Parent by the Company.

         Section 6.22 401(k) PLAN DISTRIBUTIONS. The Surviving Corporation and its Subsidiaries shall, or Parent shall cause the Surviving Corporation and its Subsidiaries to, cause a distribution of vested account balances from the Company's 401(k) plan, to each employee participating in the plan who terminates employment with the Company and all ERISA Affiliates after the Closing Date, as soon as administratively feasible following such employee's termination of employment, to the extent permissible under applicable law and not inconsistent with any other contractual obligation of the Surviving Corporation, its Subsidiaries or Parent; provided, however, the preceding shall not prohibit the transfer of the assets and liabilities of any Company 401(k) plan to a 401(k) plan of the Parent.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

         (a) STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the requisite vote (as described in Section 3.5(b)) of the stockholders of the Company in accordance with Applicable Law.

         (b) GOVERNMENTAL APPROVALS. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Parent or the Company (as the Surviving Corporation) or would materially impair the operations of the Surviving Corporation, assuming the Merger had taken place, shall have been obtained, shall have been made or shall have occurred.

         (c) WAITING PERIODS. The waiting period (and any extension thereof) under the HSR Act, the Competition Act (Canada) and the Mexican Law, as applicable shall have expired or been terminated and, as applicable, clearance thereunder shall have been obtained.

         (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC.

         (e) NO INJUNCTION. No Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or the Stock Voting Agreements illegal or otherwise prohibiting consummation of the Merger.

         Notwithstanding the foregoing provisions of this Section 7.1, if the conditions set forth herein shall not be satisfied due to Parent's failure to comply with Section 6.7(d) or (e), such failure shall not be excused by the foregoing provisions of this Section 7.1 and such failure shall constitute a material breach of this Agreement.

         Section 7.2 CONDITIONS TO OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE MERGER. The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Parent:

         (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Material Adverse Effect qualifier(s) contained in any and each such representation or warranty) would have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

         Section 7.3 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by the Company:

         (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Material Adverse Effect qualifier(s) contained in any and each such representation or warranty) would have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Financial Officer of Parent to such effect.

         (c) STOCK EXCHANGE LISTING. The shares of Parent Common Stock to be issued in the Merger or upon exercise of the Rollover Options shall have been authorized for listing on the NYSE, subject to official notice of listing.

         (d) REGISTRATION RIGHTS AGREEMENT. The Parent shall have complied in all material respects with its obligations under the Registration Rights Agreement required to be performed prior to the Effective Time.


                                  ARTICLE VIII

                                   TERMINATION

         Section 8.1 TERMINATION. This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company under the following circumstances:

         (a) by mutual written consent of Parent and the Company;

         (b) by either Parent or the Company, if (i) the Merger shall not have been consummated on or before November 30, 2000, as such date may be extended by the 15-day cure period provided for in Sections 8.1(d) and (f) (the "Termination Date"), or (ii) the stockholders of the Company do not adopt this Agreement by the requisite vote at a meeting duly convened therefor or any adjournment thereof; provided that the party seeking to terminate this Agreement pursuant to clause (i) of this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date; and provided, further, that Parent shall have no right to terminate this Agreement under this clause (i) of this Section 8.1(b) if the Merger shall not have become effective prior to the Termination Date due to Parent's failure to comply with Section 6.7(d) or (e), which failure shall constitute a material breach of this Agreement by Parent;

         (c) by either Parent or the Company, if any permanent injunction, order, decree or ruling by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used reasonable best efforts to remove such injunction or overturn such action; provided, further, that Parent shall have no right to terminate this Agreement under this Section 8.1(c) if the Merger shall not become effective prior to the Termination Date due to Parent's failure to comply with Section 6.7(d) or (e), which failure shall constitute a material breach of this Agreement by Parent;

         (d) by Parent, if (i) there has been a material breach of the representations or warranties, covenants or agreements of the Company set forth in this Agreement, which breach is not curable or, if curable, is not cured within fifteen (15) days after written notice of such breach is given by Parent to the Company; provided, however, that this termination right under this clause
(i) of this Section 8.1(d) shall not be available unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Material Adverse Effect qualifier(s) contained in any and each such representation or warranty) would have a Company Material Adverse Effect, or (ii) the Board of Directors of the Company (x) fails to convene a meeting of the Company's stockholders to adopt this Agreement on or before the later of (A) November 28, 2000, or (B) within 45 days (but not sooner than 20 business days after the date the Proxy Statement is first mailed to stockholders) following the date that the Registration Statement shall have become effective and the Proxy Statement has been cleared by the SEC, or, in either case, postpones the date scheduled for the meeting of the stockholders of the Company to adopt this Agreement beyond such date, except, in either case (1) with the written consent of Parent, or (2) if such failure or postponement is due to a breach by Parent of this Agreement, (y) fails to recommend the adoption of this Agreement to the Company's stockholders in accordance with Section 6.5(a) hereof, or (z) withdraws or amends or modifies in a manner adverse to Parent its recommendation or approval in respect of this Agreement or the Merger or fails to reconfirm such recommendation within two business days of a written request for such confirmation by Parent;

         (e) by the Company, prior to adoption of this Agreement by the stockholders of the Company concurrently with the Company, entering into a definitive acquisition, merger or similar agreement to effect a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this subsection (e) unless (i) five days shall have elapsed after delivery to Parent of a written notice of the Company's intention to so terminate this Agreement and informing Parent of the terms and conditions of such Superior Proposal and the identity of the person or group making such Superior Proposal, and (ii) at the end of such five (5) day period, the Board of Directors of the Company believes that such proposal for Superior Proposal is still superior to the transaction contemplated under this Agreement as such may be modified as proposed by Parent. During such five (5) day period, the Company shall fully cooperate with Parent in a manner consistent with the fiduciary duties of the Board of Directors with the intent of enabling Parent to agree to propose for the consideration of the Company's Board of Directors a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; and

         (f) by the Company, if there has been a material breach of any of the representations or warranties, covenants or agreements of Parent or Merger Sub set forth in this Agreement, which breach is not curable or, if curable, is not cured within fifteen (15) days after written notice of such breach is given by the Company to Parent; provided, however, that this termination right under this
Section 8.1(f) shall not be available unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Material Adverse Effect qualifier(s) contained in any and each such representation or warranty) would have a Parent Material Adverse Effect.

         Section 8.2 EFFECT OF TERMINATION.

         (a) In the event of termination of this Agreement pursuant to this
Article VIII, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, except that the provisions of Section 6.10, this Section 8.2, Article IX and the terms of the Confidentiality Agreement shall survive any termination of this Agreement; provided, however, that nothing in this Agreement shall relieve any party from liability for any breach of this Agreement; provided that, subject to
Section 8.2(d), nothing herein shall relieve any party from liability for any breaches hereof which at a minimum shall be the reasonable expenses incurred by of the non-breaching party in connection with the transactions contemplated herein.

         (b) If (A) Parent shall have terminated this Agreement pursuant to
Section 8.1(d)(ii) (x), (y) or (z), or (B) the Company shall have terminated this Agreement pursuant to Section 8.1(e), then, in any such case, the Company shall pay Parent within one (1) business day following such termination, a termination fee of $50,000,000, payable by wire transfer of immediately available funds to an account designated by Parent.

         (c) If Parent or Company shall have terminated this Agreement pursuant to Section 8.1(b)(ii), and within twelve (12) months after the date of such termination the Company (i) consummates a Takeover Proposal, or (ii) enters into a Definitive Agreement to do so (or a tender offer with respect thereto is commenced), then, in any such case, the Company shall pay Parent, within one (1) business day following consummation of any Takeover Proposal, a termination fee of $50,000,000, payable by wire transfer of immediately available funds to an account designated by Parent.

         (d) Notwithstanding anything to the contrary contained herein, receipt by Parent of the amounts payable pursuant to Section 8.2(b) or Section 8.2(c) shall constitute full settlement of any and all liabilities of the Company for damages under this Agreement in respect of a termination of this Agreement pursuant to Sections 8.1(d)(ii)(x), (y) or (z), 8.1(e), or 8.1(b)(ii).


                                   ARTICLE IX

                               GENERAL PROVISIONS

         Section 9.1 AMENDMENT AND MODIFICATION. At any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company, this Agreement may be amended, modified or supplemented by written agreement (referring specifically to this Agreement) of Parent and the Company with respect to any of the terms contained herein; provided, however, that after adoption of this Agreement by the stockholders of the Company, no such amendment, modification or supplementation shall be made which under Applicable Law requires the approval of such stockholders, without the further approval of such stockholders.

         Section 9.2 WAIVER. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

         Section 9.3 SURVIVABILITY; INVESTIGATIONS. The respective representations and warranties of Parent and Merger Sub, on the one hand, and the Company, on the other hand, contained herein or in any certificates or other documents delivered prior to or as of the Effective Time (i) shall not be deemed waived or otherwise affected by any investigation made by any party hereto and
(ii) shall not survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time, without limitation (except for those which, by their terms, contemplate a shorter survival period).

         Section 9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

         IF TO PARENT OR MERGER SUB, TO:

                           ConAgra, Inc.
                           One ConAgra Drive
                           Omaha, Nebraska, 68102
                           Attention:  Dwight J. Goslee
                           Telephone: (402) 595-4091
                           Telecopier: (402) 595-4709


         WITH COPIES TO:

                           McGrath, North, Mullin & Kratz, P.C.
                           1400 One Central Park Plaza
                           222 South Fifteenth Street
                           Omaha, Nebraska, 68102
                           Attention:  Roger W. Wells
                           Telephone:  (402) 341-3070
                           Telecopier:  (402) 341-0216

         IF TO THE COMPANY, TO:

                           International Home Foods, Inc.
                           1633 Littleton Road
                           Parsippany, New Jersey, 07054
                           Attention:  General Counsel
                           Telephone:  (973) 359-9920
                           Telecopier:  (973) 254-5897

         WITH A COPY TO:

                           Vinson & Elkins L.L.P.
                           3700 Trammell Crow Center
                           2001 Ross Avenue
                           Dallas, Texas  75201
                           Attention:  A. Winston Oxley
                           Telephone:  (214) 220-7700
                           Telecopier:  (214) 220-7716

         Section 9.5 DESCRIPTIVE HEADINGS; INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections, Exhibits or Articles mean a Section, Exhibit or Article of this Agreement unless otherwise indicated. References to this Agreement shall be deemed to include the Exhibits hereto, the Company Disclosure Schedule, unless the context otherwise requires. The term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, a Governmental Entity or an unincorporated organization. The disclosure of any matter in any section of the Company Disclosure Schedule shall not be deemed to constitute an admission by any party or to otherwise imply that any such matter is material or may have a Company Material Adverse Effect for purposes of this Agreement.

         Section 9.6 ENTIRE AGREEMENT. This Agreement (including the Exhibits, the Company Disclosure Schedule, the Stock Voting Agreement and the Registration Rights Agreement), together with the Confidentiality Agreement, constitutes the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof.

         Section 9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the provisions thereof relating to conflicts of law.

         Section 9.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

         Section 9.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

         Section 9.10 ASSIGNMENT; THIRD-PARTY BENEFICIARIES. This Agreement and the rights, interests and obligations hereunder shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign or otherwise transfer its rights, interests or obligations hereunder without the prior written consent of the other parties hereto. Except for the provisions of Article II and Section 6.9, nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 9.11 NO RECOURSE AGAINST OTHERS. Each of the following is herein referred to as a "Company Affiliate:" (a) any direct or indirect holder of any equity interests or securities in the Company (whether limited or general partners, members, stockholders, or otherwise), (b) any Affiliate of the Company, or (c) any director, officer, employee, representative or agent of (i) the Company, (ii) any Affiliate of the Company, or (iii) any such holder of equity interests or securities referred to in clause (a) above. Except to the extent that a Company Affiliate is an express signatory party thereto, no Company Affiliate shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement, the Stock Voting Agreements or the Registration Rights Agreement or the transactions contemplated hereby or thereby, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation, except as set forth below. Notwithstanding the provisions of the preceding sentence, Parent and Merger Sub neither waive nor release, any claims that they may otherwise have against any Company Affiliate for such Company Affiliate's actual, intentional misrepresentation (a) of any fact to the Company's independent auditors, or any item reflected in the Company's SEC Documents or Subsequent SEC Documents, and (b) to the extent that such misrepresentation has caused the Company SEC Documents or Subsequent SEC Documents to materially misstate the financial position of the Company and its consolidated Subsidiaries, at such date, or the consolidated results of their operations and their consolidated cash flow for the period then ended.

         Section 9.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         Section 9.13 ATTORNEYS' FEES. If any action or law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

         IN WITNESS WHEREFORE, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed on its behalf by their respective officers thereunto duly authorized, all as of the date first above written.

                                      CONAGRA, INC.


                                      By: /s/ BRUCE ROHDE
                                         ---------------------------------------
                                      Its:  Chairman and Chief Executive Officer


                                      CAG ACQUISITION SUB, INC.


                                      By: /s/ BRUCE ROHDE
                                         ---------------------------------------
                                      Its:  President


                                      INTERNATIONAL HOME FOODS, INC.


                                      By: /s/ C. Dean Metropoulos
                                         ---------------------------------------
                                      Its: Chief Executive Officer
                                          --------------------------------------